Exhibit 10.19

REINSURANCE AGREEMENT

between

GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

and

UNION FIDELITY LIFE INSURANCE COMPANY

Dated as of April 15, 2004

SCHEDULES

i

REINSURANCE AGREEMENT

This Reinsurance Agreement, dated as of April 15, 2004 (this “Agreement”), is made and entered into by and between GE Capital Life Assurance Company of New York, an insurance company organized under the laws of the State of New York (the “Company”), and Union Fidelity Life Insurance Company, an insurance company organized under the laws of the State of Illinois (the “Reinsurer”).  Defined terms used herein are defined below.

The Company and the Reinsurer mutually agree to reinsure the risks described in this Agreement under the terms and conditions stated herein.  This Agreement is an indemnity coinsurance and modified coinsurance agreement solely between the Company and the Reinsurer, and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party.  In no instance shall anyone other than the Company or the Reinsurer have any rights under this Agreement.  The Company shall be and shall remain the only party hereunder that is liable to any insured, Contractholder, policyholder, claimant or beneficiary under any insurance policy or contract reinsured hereunder.

This Agreement is entered into in connection with an intercompany reorganization among the Company, the Reinsurer and certain of their Affiliates.

ARTICLE I

DEFINITIONS

1.1.          Definitions.  As used in this Agreement, the following terms shall have the following meanings (definitions are applicable to both the singular and the plural forms of each term defined in this Article):

“Affiliate” means any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person.  “Control” (including the terms, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Agreement” shall have the meaning specified in the first paragraph of this Agreement.

“Annual Report” shall have the meaning specified in Section 6.6.

“Applicable Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, order, writ, injunction, judgment, permit, governmental agreement or decree applicable to a Person or any of such Person’s subsidiaries, properties, assets, or to such Person’s officers, directors, managing directors, employees or agents in their capacity as such.

“Assets” shall have the meaning specified in Section 4.4(a).

“Assignment Letter Agreement” means the letter agreement dated the date hereof among General Electric Capital Corporation, a Delaware corporation, the Reinsurer, the Company and certain affiliates of the Company relating to the assignment by General Electric Capital Corporation of the Capital Maintenance Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which the New York Stock Exchange is closed for trading.

“Capital Maintenance Agreement” means the Capital Maintenance Agreement between General Electric Capital Corporation, a Delaware corporation, and the Reinsurer.

“Ceded Reinsurance” means all reinsurance ceded by the Company pursuant to contracts, binders, certificates, treaties or other evidence of reinsurance relating to the Reinsured Risks in effect on or prior to the Inception Date, except the reinsurance provided pursuant to this Agreement.

“Ceded Reinsurance Agreements” means all of the contracts, binders, certificates, treaties or other evidence for Ceded Reinsurance.

“Ceding Commission” shall have the meaning specified in Section 4.2.

“Closing Date” means April 15, 2004.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commutation” means, with respect to any portion of the Ceded Reinsurance, a commutation or other similar transaction that results in the termination of such Ceded Reinsurance with respect to the Reinsured Contracts.

“Company Account” shall have the meaning specified in Section 10.1(e).

“Contractholder” shall mean the holder of any Reinsured Contract.

“CPR” shall have the meaning specified in Section 12.3.

“CPR Arbitration Rules” shall have the meaning specified in Section 12.4(a).

“Daily Settlement Account” shall have the meaning specified in Section 6.2(a).

“Daily Settlement Amount” means, with respect to a particular Business Day, the results of the calculation set forth on Schedule G - Part II for such day.

“Daily Settlement Report” shall have the meaning specified in Section 6.2(b).

“Dispute” shall have the meaning specified in Section 12.1(a).

“Eligible Securities” shall have the meaning specified in Section 10.1(c).

“Expense Allowance” shall have the meaning specified in Section 5.1.

“Extra Contractual Liabilities” means all liabilities for damages (including compensatory, consequential, exemplary, punitive, bad faith or similar or other damages) which relate to the marketing, sale, underwriting, issuance, delivery, cancellation or administration of the Reinsured Contracts, including liability arising out of or relating to any alleged or actual acts, errors or omissions by the Company or its agents, whether intentional or otherwise, with respect to any of the Reinsured Contracts, including (A) any alleged or actual reckless conduct or bad faith in connection with the handling of any claim arising out of or under Reinsured Contracts, or (B) the marketing, sale, underwriting, issuance, delivery, cancellation or administration of any of the Reinsured Contracts.

“Force Majeure” shall have the meaning specified in Section 3.10(b)(iii).

“Funding Requirement” shall have the meaning specified in Section 10.1(e).

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“General Account Liabilities” means all net retained general account insurance liabilities and obligations arising under the Reinsured Contracts, including, without limitation (i) benefits, surrender amounts and other amounts payable to Contractholders under the terms of the Reinsured Contracts, (ii) premium taxes due in respect of premiums and other consideration paid on or after the Inception Date with respect to the Reinsured Contracts, (iii) Insolvency Fund or other premium based assessments, net of any premium tax credits of the Company arising out of any such assessments, based on premiums and other consideration paid on or after the Inception Date with respect to the Reinsured Contracts, (iv) all amounts payable on or after the Inception Date for returns or refunds of premiums under the Reinsured Contracts, (v) all liability for commission payments and other fees or compensation payable with respect to the Reinsured Contracts in respect of premiums and other consideration paid on or after the Inception Date and (vi) all Extra Contractual Liabilities resulting from actions of the Company or its agents to the extent reinsurance of such liabilities is permitted by state law; but in all cases excluding: (w) the Separate Account Liabilities; (x) Post-Inception Date Extra Contractual Liabilities; (y) any general account liabilities which relate to (A) amounts transferred from the Separate Accounts to the general account of the Company pending distribution to holders of the Reinsured Contracts, and (B) amounts held in the general account of the Company pending transfer to the Separate Accounts; and (z) compensation agreements, arrangements and practices (A) that exceed the broker commission rates as shown for each product on Schedule J, (B) that exceed the wholesale expense rates as shown for each product on Schedule J, (C) that exceed the firm marketing related expense reimbursement rates as shown for each firm on Schedule J, (D) that exceed the marketing allowance as shown on Schedule J, or (E) that result from changes to compensation plans for any sales organization on or after the Inception Date, unless otherwise agreed to in writing by the Reinsurer or to the extent such excess costs are offset by an increase in the fund company administrative expense service share referred to in Schedule F.

“General Account Reserves” means the general account statutory reserves of the Company (without regard to the transactions contemplated by this Agreement) with respect to the General Account Liabilities determined pursuant to SAP, as such reserves would have been included in lines 1 and 13 of the Liabilities, Surplus and Other Funds page of the NAIC Annual Statement Blank (2003 Format).

“Governmental Authority” means any foreign or national government, any state or other political subdivision thereof or any self regulatory authority, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Inception Date” shall have the meaning specified in Section 2.1(a).

“Initial MODCO Reserve Adjustment” means the amount specified in Section 4.3.

“Initial Notice” shall have the meaning specified in Section 12.2.

“Initial Reinsurance Premium” shall have the meaning specified in Section 4.1(a).

“Initial Report” shall have the meaning specified in Section 6.1.

“Insolvency Fund” means any guarantee fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer or reinsurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

“Monthly Accounting Period” means each calendar month, except that the last Monthly Accounting Period shall be the period commencing with the first day of the calendar month in which the Termination Date falls and ending with the Termination Date.

“Monthly Settlement” shall have the meaning specified in Section 4.4(a).

“Monthly Settlement Report” shall have the meaning specified in Section 6.3.

“NAIC” means the National Association of Insurance Commissioners.

“Non-Guaranteed Elements” shall have the meaning specified in Section 3.3.

“Person” means any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.

“Post-Inception Date Extra Contractual Liabilities” means Extra Contractual Liabilities attributable to the conduct of the Company on or after the Inception Date in connection with the Company’s administration of the Reinsured Contracts, other than actions taken by the Company at the written request or direction of the Reinsurer or in connection with the Company’s marketing activities with respect to the Reinsured Contracts.

“Quarterly Accounting Period” means each calendar quarter, except that the last Quarterly Accounting Period shall be the period commencing with the first day of the calendar quarter in which the Termination Date falls and ending with the Termination Date.

“Quarterly Accounting Period MODCO Adjustment” shall have the meaning set forth in Section 6.7.

“Quarterly Settlement” shall have the meaning specified in Section 4.4(a).

“Quarterly Settlement Report” shall have the meaning specified in Section 6.4.

“RBC Reporting Letter Agreement” means the letter agreement dated the date hereof among the Company, the Reinsurer and certain affiliates of the Company relating to the Reinsurer’s requirement to provide periodic certifications and reports regarding the Reinsurer’s risk based capital ratio.

“Reinsurance Recoverables” means the amount of reinsurance recoverables that are actually collected under Ceded Reinsurance.

“Reinsured Contracts” means the variable annuity contracts issued by the Company and recorded in the Company’s administration system on or prior to December 4, 2003 and written on the policy forms described in Schedule A, including any contract riders or endorsements issued with respect thereto after the Inception Date with the prior written consent of the Reinsurer.

“Reinsured Risks” shall have the meaning specified in Section 2.1(a).

“Response” shall have the meaning specified in Section 12.2.

“SAP” means statutory accounting practices prescribed or permitted by the Insurance Department of the State of New York.

“Separate Account Charges” shall have the meaning specified in Section 4.1(b).

“Separate Account Liabilities” means those insurance liabilities that are reflected in the Separate Accounts and that relate to the Reinsured Contracts, including (i) amounts transferred from the Separate Accounts to the general account of the Company pending distribution to holders of the Reinsured Contracts, and (ii) amounts held in the general account of the Company pending transfer to the Separate Accounts.

“Separate Account Reserves” means the separate account statutory reserves of the Separate Accounts (without regard to the transactions contemplated by this Agreement) with respect to the Reinsured Contracts determined pursuant to SAP, as such reserves would have been included in line 27 of the Liabilities, Surplus and Other Funds page of the NAIC Annual Statement Blank (2003 Format).

“Separate Accounts” means the separate accounts of the Company described on Schedule B hereto.

“Tax DAC” means specified policy acquisition expenses capitalized and amortized under section 848 of the Code.

“Termination Date” means the effective date of any termination of this Agreement as provided in Article VII.

“Termination Letter Agreement” means the letter agreement dated the date hereof among the Company, the Reinsurer and certain affiliates of the Company relating to the rescission of this Agreement upon the failure of certain events to occur after the date hereof.

“Trust Account” shall have the meaning specified in Section 10.1(a).

“Trust Agreement” shall have the meaning specified in Section 10.1(a).

“Trustee” shall have the meaning specified in Section 10.1(a).

ARTICLE II

COVERAGE

2.1.          Coverage.  (a)  Upon the terms and subject to the conditions and other provisions of this Agreement, as of 12:01 a.m. Eastern Time on January 1, 2004 (the “Inception Date”), the Company hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to indemnify the Company (i) on a coinsurance basis, for one hundred percent (100%) of the General Account Liabilities and (ii) on a modified coinsurance basis, for 100% of the Separate Account Liabilities, in each case, payable by the Company under the Reinsured Contracts on or after the Inception Date (the “Reinsured Risks”).  For the avoidance of doubt, the Reinsurer shall assume the risk for all uncollectible or uncollected reinsurance recoverables under the Ceded Reinsurance.

(b)           Upon the annuitization of a Reinsured Contract, such Reinsured Contract will be considered surrendered and the Reinsurer will pay to the Company an amount equal to the general account value applied to the annuitization.  In such event, no further obligation or liability will exist for the Reinsurer with respect to such annuitized Reinsured Contract.

2.2.          Conditions.  (a)  If the Company’s liability under any of the Reinsured Contracts is changed because of changes made on or after the Inception Date in the terms and conditions of the Reinsured Contracts (including to any contract riders or endorsements thereto) that are required due to changes in Applicable Law, the Reinsurer will share in the change proportionately to the coinsurance share hereunder and the Company and the Reinsurer will make all appropriate adjustments to amounts due each other under this Agreement.

(b)           Except as otherwise set forth or contemplated herein, including in paragraph (a) above, no changes, amendments or modifications made on or after the Inception Date in the terms and conditions of the Reinsured Contracts (including to any contract riders or endorsements thereto) which adversely affect the liability of the Reinsurer hereunder shall be covered hereunder without the prior written approval of such changes, amendments or modifications by the Reinsurer, which approval shall not be unreasonably withheld or delayed.  In the event that any such changes, amendments or modifications are made in any Reinsured Contract without the prior written approval of the Reinsurer, this Agreement will cover Reinsured Risks incurred by the Company under such Reinsured Contract as if the non-approved changes, amendments or modifications had not been made.

(c)           The Company will not change fund options for the Separate Accounts from and after the Inception Date unless such changes are made:  (a) with the prior written consent of the Reinsurer, in its sole discretion, (b) in fulfillment of the fiduciary obligations of the Company after consultation with the Reinsurer or (c) by the Board of Trustees of an unaffiliated fund (trust) to liquidate, merge or remove a fund pursuant to the terms of the then existing fund participation agreements or through a regulatory process.

2.3.          Territory.  The territorial limits of this Agreement shall be identical with those of the Reinsured Contracts.

2.4.          Commutation of Ceded Reinsurance.  (a)  The Company shall not, without the Reinsurer’s prior written approval in its sole discretion, take any action to amend, waive or terminate, in whole or in part, any Ceded Reinsurance under any Ceded Reinsurance Agreement or enter into any Commutation of Ceded Reinsurance.

(b)           Subsequent to the Inception Date, the Company will not enter into any reinsurance arrangements with respect to the Reinsured Contracts without the prior written consent of the Reinsurer, in its sole discretion.

ARTICLE III

ADMINISTRATION; GENERAL PROVISIONS

3.1.          Contract Administration.  (a)  Subject to Section 3.10, the Company shall provide policyholder and claims servicing with respect to the Reinsured Contracts and administer the Separate Accounts in accordance with the terms hereof including, but not limited to, the collection of premiums and other amounts due from Contractholders, the payment of all General Account Liabilities and Separate Account Liabilities and the administration of claims and disbursements, which disbursements shall be made (i) directly by the Company with respect to such disbursements relating to the General Account Liabilities and (ii) from the Separate Accounts with respect to such disbursements relating to the Separate Account Liabilities.  The Company shall provide policyholder and claims servicing with respect to the Reinsured Contracts and administer the Separate Accounts in good faith and with the care, skill, prudence and diligence of a person experienced in administering variable annuity business.  The Company shall provide policyholder and claims servicing with respect to the Reinsured Contracts and administer the Separate Accounts, (i) in accordance with the terms of the Reinsured Contracts, (ii) in accordance with the applicable terms of this Agreement, (iii) in compliance with Applicable Law and, subject to the foregoing, (iv) in the same manner as it conducts its own business not subject to this Agreement and (v) in accordance with the Company’s administrative performance standards in effect on the date hereof, with such revisions to such standards as are no less favorable to the Reinsurer than such standards.  Notwithstanding the foregoing, the parties may, from time to time, mutually develop specific and/or different standards for providing such services with respect to the Reinsured Contracts and the Separate Accounts.

(b)           The Company may subcontract for the performance of any policyholder or claims servicing service or services with respect to the Reinsured Contracts or any services the Company is to provide in the administration of the Separate Accounts to (i) an Affiliate or (ii) any other Person with the prior written consent of the Reinsurer, such consent not to be unreasonably withheld; provided, that the Company also subcontracts for such service or services for its own variable annuities business not subject to this Agreement to such subcontractor; and provided, further, that no such subcontracting shall relieve the Company from any of its obligations or liabilities hereunder, and the Company shall remain responsible for all obligations or liabilities of such subcontractor with regards to the providing of such service or services as if provided by the Company.

3.2.          Ceded Reinsurance Agreements.  The Company shall manage and administer the Ceded Reinsurance Agreements, including providing all reports and notices required with regard to the Ceded Reinsurance Agreements to the reinsurers within the time required by the applicable reinsurance agreement and doing all other things necessary to comply with the terms and conditions of the Ceded Reinsurance Agreements.  Without limiting the foregoing, the Company shall timely pay all reinsurance premiums due to reinsurers under the Ceded Reinsurance Agreements and diligently collect from such reinsurers all reinsurance recoverables due thereunder.

3.3.          Non-Guaranteed Elements.  The Company shall set all rider charges, interest rates to be credited on the Reinsured Contracts and other non-guaranteed elements of the Reinsured Contracts (“Non-Guaranteed Elements”) from and after the Inception Date.  The Company shall allow the Reinsurer to participate in all decisions made by the Company with respect to setting Non-Guaranteed Elements.

3.4.          Policy Exchanges.  Unless otherwise agreed by the parties, the Company will not make any targeted exchange offers with regards to the Reinsured Contracts or otherwise target the Reinsured Contracts for replacement.

3.5.          Claims Settlements.  The Company agrees that it will provide prompt notice to the Reinsurer of its intention to contest, compromise or litigate a claim with respect to a Reinsured Contract, along with copies of all pleadings and reports of investigation with respect thereto.  The Reinsurer shall have the right, at its own expense, to participate jointly with the Company in the investigation, adjustment or defense of such claims.  In addition, in the event that litigation arises against the Company in connection with a claim which seeks damages in excess of $1 million or other remedies deemed material to the Reinsurer, the Reinsurer may, upon written notice to the Company, assume the defense thereof with counsel selected by the Reinsurer and reasonably satisfactory to the Company.  If the Reinsurer assumes such defense, the Company shall have the right, at its own expense, to participate jointly with the Reinsurer in the defense thereof.  If the Reinsurer assumes the defense of litigation, the Reinsurer shall not settle such litigation without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person, (ii) such settlement would not reasonably be expected to have material adverse precedential consequences to the Company and (iii) the sole relief provided is monetary damages that are paid in full by the Reinsurer.

3.6.          Inspection.  The Company shall keep accurate and complete records, files and accounts of all transactions and matters with respect to the Reinsured Contracts and the Company’s administration thereof in accordance with Applicable Law and its record management practices in effect from time to time for the Company’s insurance business not covered by this Agreement.  The Reinsurer and its designated representatives may upon reasonable notice inspect, at the offices of the Company where such records are located, the papers and any and all other books or documents of the Company reasonably relating to this Agreement, including the Reinsured Contracts and the administration thereof by the Company (including compliance with the provisions of Section 3.1), and shall have access to appropriate employees and representatives of the Company, in each case during normal business hours for such period as this Agreement is in effect or for as long thereafter as the Company seeks performance by the Reinsurer pursuant to the terms of this Agreement or the Reinsurer reasonably needs access to such records for regulatory, tax or similar purposes.  The information obtained shall be used only for purposes relating to the transactions contemplated under this Agreement.

3.7.          Errors and Omissions.  If any delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding or oversight, the Company and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred.  The party first discovering such misunderstanding or oversight, or an act resulting from such misunderstanding or oversight, will notify the other party in writing promptly upon discovery thereof, and the parties shall act to correct such misunderstanding or oversight within twenty (20) Business Days of such other party’s receipt of such notice.  However, this Section shall not be construed as a waiver by either party of its right to enforce strictly the terms of this Agreement.

3.8.          Age, Sex and Other Adjustments.  If the Company’s liability under any of the Reinsured Contracts is changed because of a misstatement of age or sex or any other material fact, the Reinsurer will share in the change proportionately to the coinsurance share hereunder and the Company and the Reinsurer will make all appropriate adjustments to amounts due each other under this Agreement.

3.9.          Setoff.  Any debts or credits, matured or unmatured, in favor of or against either the Company or the Reinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be setoff from any amounts due to the Company or the Reinsurer hereunder, as the case may be, and only the net balance shall be allowed or paid.

3.10.        Administration by Reinsurer.  (a)  At any time from and after the fifteenth (15th) anniversary of the Inception Date, the Reinsurer shall have the right to assume from the Company the administration of the Reinsured Contracts, provided that the Reinsurer provides twelve (12) months prior written notice of such assumption, which notice may be given as early as the fourteenth (14th) anniversary of the Inception Date to take effect as of the fifteenth (15th) anniversary of the Inception Date.  The Reinsurer shall bear all transition costs associated with an assumption of the administration of the Reinsured Contracts pursuant to this paragraph (a) of this Section 3.10.

(b)           In addition to the provisions of Section 3.10(a), the Reinsurer shall have the right, upon written notice to the Company, to assume from the Company, the administration of the Reinsured Contracts upon the occurrence of any of the following events:

(i)                 A voluntary or involuntary proceeding is commenced in any jurisdiction by or against the Company for the purpose of conserving, rehabilitating or liquidating the Company;

(ii)              There is a material breach by the Company of any material term or condition of this Article III  that is not cured by the Company within thirty (30) days after receipt of written notice from the Reinsurer of such breach or act (provided that the Reinsurer shall not have the right to assume such administration (A) for so long as the Company is making a good faith effort to cure such a breach, not to exceed an additional one hundred eighty (180) days or (B) during the pendency of any dispute resolution proceedings as set forth in Article XII regarding an alleged material breach); or

(iii)           The Company is unable to perform the services required under this Article III for a period of thirty (30) consecutive days for any reason, other than as a result of a Force Majeure, it being understood that nothing in this Section 3.10(b)(iii) shall relieve the Company from its administrative responsibilities under this Agreement.  For purposes of this Agreement “Force Majeure” means any acts or omissions of any civil or military authority, acts of God, acts or omissions of the Reinsurer, fires, strikes or other labor disturbances, equipment failures, fluctuations or non-availability of electrical power, heat, light, air conditioning or telecommunications equipment, or any other act, omission or occurrence beyond the Company’s reasonable control, irrespective of whether similar to the foregoing enumerated acts, omissions or occurrences.

(c)           The Company shall bear all transition costs associated with an assumption of the administration of the Reinsured Contracts pursuant to Section 3.10(b).

(d)           In the event of the Reinsurer’s assumption of the administration of the Reinsured Contracts, the Reinsurer and the Company shall enter into an administrative services agreement in the form attached hereto as Schedule C and the provisions of Section 2.1(b) and Article V shall become inoperative.

(e)           In the event that the Reinsurer is not properly licensed to administer the Reinsured Contracts at the time of a proposed transfer of administration under this Section 3.10, the Reinsurer may designate a properly licensed entity that has appropriately trained and licensed personnel reasonably acceptable to the Company to administer the Reinsured Contracts in its stead, and the administrative services agreement referred to in paragraph (d) above shall be executed by such properly licensed entity in lieu of the Reinsurer.  The designation and assumption of administration by such entity shall not relieve the Reinsurer from any of its obligations or liabilities hereunder (except as set forth in paragraph (d) above), and the Reinsurer shall remain responsible for all obligations or liabilities of such entity with regards to the providing of such administration as if provided by the Reinsurer.  The parties shall take all actions reasonably necessary to effect the prompt transfer of administration provided in this Section 3.10.

(f)            In the event of the assumption of the administration of the Reinsured Contracts under this Section 3.10, the Reinsurer and the Company shall take all actions necessary or appropriate to transfer administration of the Separate Account Liabilities to the Reinsurer or its permitted designee.  Such actions shall include, without limitation, the establishment and maintenance of a new separate account of the Company solely for the Reinsured Contracts and the transfer of the assets of the Separate Account allocable to the Reinsured Contracts to such new separate account.

ARTICLE IV

GENERAL ACCOUNT ASSET TRANSFER; CEDING COMMISSION; INITIAL MODCO RESERVE ADJUSTMENT

4.1.          Asset Transfer.  (a)  As consideration for the reinsurance by the Reinsurer of the General Account Liabilities under this Agreement, on the Closing Date, the Reinsurer shall be entitled to an amount equal to one hundred percent (100%) of the General Account Reserves as of the close of business on the day immediately preceding the Inception Date (the “Initial Reinsurance Premium”).

(b)           As additional consideration for the Reinsurer entering into this Agreement, the Reinsurer shall be entitled to 100% of all premiums and other considerations to the extent received on or after the Inception Date by the Company or the Reinsurer with respect to the General Account Liabilities, less an amount equal to the reinsurance premium due under the Ceded Reinsurance Agreements to the extent such premium relates to coverage on or after the Inception Date with respect to the Reinsured Contracts.  In addition, with respect to the Separate Account Liabilities, the Reinsurer shall be entitled to 100% of all (i) mortality and expense risk charges and administrative expense charges (collectively, “asset charges”), any rider charges (to the extent the riders are reinsured hereunder), and contract maintenance charges, back-end sales loads and other considerations billed separately for the Reinsured Contracts collected by the Company on or after the Inception Date, and (ii) any other charges, fees and similar amounts received by the Company from the Separate Accounts on or after the Inception Date (collectively, the “Separate Account Charges”).  The Company hereby assigns to the Reinsurer all of its rights to such premiums and other considerations payable to the Company.  For the avoidance of doubt, the Separate Account Charges shall not include any distribution fees received from underlying mutual funds pursuant to a plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940.

4.2.          Ceding Commission.  On the Closing Date, the Company shall be entitled to a ceding commission (the “Ceding Commission”) in an amount determined in accordance with Schedule D.

4.3.          Initial MODCO Reserve Adjustment.  As additional consideration for the reinsurance by the Reinsurer of the Separate Account Liabilities under this Agreement, on the Closing Date, the Company shall transfer to the Reinsurer an amount equal to the net of (a) minus (b) where (a) is an amount equal to the Separate Account Liabilities as of the Inception Date and (b) is the Initial MODCO Reserve Adjustment.  The “Initial MODCO Reserve Adjustment” shall be an amount equal to the Separate Account Liabilities as of the Inception Date.

4.4.          Amounts Due the Parties.  (a) Except as otherwise specifically provided herein, all amounts due to be paid to the Company or the Reinsurer under this Agreement shall be determined on a net basis, giving full effect to Section 3.9.  The net amount due the Reinsurer from the Company on the Closing Date under Section 4.1(a) and Section 4.2 shall consist of (i) the investment assets (the “Assets”) set forth on Schedule E, which assets have a statutory book value as of the close of business on the day immediately preceding the Inception Date equal to (A) the Initial Reinsurance Premium, less (B) the Ceding Commission, less (C) an amount equal to accrued but unpaid interest on the Assets as of the close of business on the day immediately preceding the Inception Date, plus (ii) an amount equal to the investment cash flows received on the Assets between the Inception Date and the Closing Date.  The Company shall pay such net amount concurrent with its delivery of the Initial Report.  Each net amount subsequently due the Company or the Reinsurer with respect to each Monthly Accounting Period ending after the Inception Date as reflected on a Monthly Settlement Report (the “Monthly Settlement”) shall be paid in cash by the owing party no later than thirty (30) days after delivery of the Monthly Settlement Report.  Each net amount subsequently due the Company or the Reinsurer with respect to each Quarterly Accounting Period ending after the Inception Date as reflected on a Quarterly Settlement Report (the “Quarterly Settlement”) shall be paid in cash by the owing party no later than thirty (30) days after delivery of the Quarterly Settlement Report.  Each net amount subsequently due the Company or the Reinsurer with respect to each calendar year ending after the Inception Date as reflected on an Annual Report shall be paid in cash by the owing party no later than thirty (30) days after delivery of the Annual Report.

(b)           The Company shall deliver to the Reinsurer possession of the Assets and such bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer in form and substance reasonably acceptable to the parties as shall be effective to vest in the Reinsurer all of the right, title and interest of the Company in and to the Assets.  Delivery of the Assets shall be a condition precedent of reinsurance coverage hereunder.

ARTICLE V

EXPENSE ALLOWANCES

5.1.          Expense Allowance.  As reimbursement for expenses incurred by the Company in the providing of policyholder and claims servicing services with respect to the

Reinsured Contracts, the Reinsurer shall pay to the Company with respect to each Monthly Accounting Period ending after the Inception Date, an expense allowance (each an “Expense Allowance”) in an amount calculated in accordance with Schedule F, as subsequently adjusted in accordance with the methodology and procedures set forth on Schedule F; provided that if the amount calculated in accordance with Schedule F with respect to any Monthly Accounting Period should be negative, such negative amount shall be credited to the Reinsurer on the Monthly Settlement Report for such period.

ARTICLE VI

ACCOUNTING AND SETTLEMENT; MODCO ADJUSTMENT

6.1.          Initial Report.  A report shall be provided by the Company to the Reinsurer on the Closing Date providing the data required in Schedule G - Part I (the “Initial Report”).

6.2.          Daily Settlement Amounts.  (a)  On the Closing Date, the Reinsurer shall establish a separate bank account (the “Daily Settlement Account”) in its own name for the payment of Daily Settlement Amounts and shall authorize at least two signatories who shall be representatives of the Company and approved by the Reinsurer to make deposits to, and withdrawals from, the Daily Settlement Account.

(b)           By 10:00 a.m. Eastern Time each Business Day following the Closing Date during the term of this Agreement, the Company shall calculate the Daily Settlement Amount for the prior Business Day.  Promptly following such calculation, the Company shall forward to the Reinsurer a report in the form of Schedule G - Part II that shall provide the details of such calculation (the “Daily Settlement Report”).  Prior to 6:00 p.m. of such Business Day, the Company or the Reinsurer, as appropriate, shall deposit into the Daily Settlement Account an amount equal to such Daily Settlement Amount owed by such party to the other.  The party to whom such Daily Settlement Amount is owed shall have a right to withdraw such deposited amount at any time following such deposit.

(c)           The Company shall keep true and complete records, in accordance with Applicable Law and its record management practices in effect from time to time for the Company’s insurance business not covered by this Agreement, clearly recording the deposits in and withdrawals from the Daily Settlement Account.  The Company will make available to the Reinsurer or its designated representative, or shall furnish to the Reinsurer or its designated representative, upon request of the Reinsurer or its designated representative, copies of all such records.  All copies furnished in the ordinary course of business shall be furnished by the Company at the Company’s cost, which shall be included in the Expense Allowance.  Any extraordinary costs reasonably incurred by the Company in response to requests from the Reinsurer shall be reimbursed by the Reinsurer.

(d)           The parties agree to deliver to the depository bank such depository resolutions, signature cards, and other documents as may be requested of them in order to use such accounts at the depository bank in accordance with the provisions of this Section 6.2.

(e)           Upon a termination of this Agreement pursuant to Article VII, the Reinsurer shall close the Daily Settlement Account and any closing balance therein shall be the property of the Reinsurer.

6.3.          Monthly Settlement Reports.  As soon as practicable but not more than thirty (30) days following the end of each Monthly Accounting Period ending after the Closing Date (or more frequently as mutually agreed by the parties), the Company shall supply the Reinsurer with a report that shall provide the financial data for such Monthly Accounting Period required in Schedule G - Part III (the “Monthly Settlement Report”).

6.4.          Quarterly Settlement Reports.  As soon as practicable but not more than forty (40) days following the end of each Quarterly Accounting Period ending after the Closing Date (or more frequently as mutually agreed by the parties), the Company shall supply the Reinsurer with a report that shall provide the financial data for such Quarterly Accounting Period required in Schedule G - Part IV (the “Quarterly Settlement Report”).  The Company and the Reinsurer agree that the financial data set forth on the Monthly Settlement Reports used for purposes of the Monthly Settlements, shall be trued-up to actual amounts in the next Quarterly Settlement Report and the net amount, if any, subsequently due to the Company or the Reinsurer, as the case may be, as a result of such adjustments shall be paid to the Company or the Reinsurer, as applicable.  For the avoidance of doubt, the first Quarterly Settlement Report will include all transactions with respect to the Reinsured Contracts occurring from the Inception Date through June 30, 2004.

6.5.          Quarterly Financial Reports.  As soon as practicable but not more than forty (40) days following the end of each Quarterly Accounting Period ending after the Closing Date (or more frequently as mutually agreed by the parties), the Company shall supply the Reinsurer with reports related to the Reinsured Contracts as may be reasonably requested for use in connection with the preparation of the Reinsurer’s SAP financial statements or other reports prepared by the Reinsurer in compliance with its internal reporting requirements.  The parties shall cooperate in good faith to establish the form for the providing of such reports.

6.6.          Annual Reports.  Within forty-five (45) days after the end of each calendar year during the term of this Agreement (or more frequently as mutually agreed by the parties), the Company shall supply the Reinsurer with a report that shall provide the financial data for such year required in Schedule G - Part V (the “Annual Report”).

6.7.          Accounting Period MODCO Reserve Adjustment.  At the end of each Quarterly Accounting Period, the Company shall compute an amount equal to the absolute value of the increase or decrease in the Separate Account Reserves due to subaccount investment performance for the Quarterly Accounting Period just ended (the “Quarterly Accounting Period MODCO Adjustment”).  The Quarterly Accounting Period MODCO Adjustment for each Quarterly Accounting Period shall be reflected in the Quarterly Settlement Report for such Quarterly Accounting Period.

6.8.          Additional Reports and Updates.  For so long as this Agreement remains in effect, each of the parties shall periodically furnish to the other such other reports and information as may be reasonably requested by such other party for regulatory, tax or similar purposes and reasonably available to it.

6.9.          Delayed Payments.  In the event that all or any portion of any payment due either party pursuant to this Agreement becomes overdue, the portion of the amount overdue shall bear interest at an annual rate equal to the then current thirty (30) day U.S. Treasury Bill discount rate on the date that the payment becomes overdue plus 200 basis points, for the period that the amount is overdue.

ARTICLE VII

DURATION AND TERMINATION

7.1.          Duration.  Except as otherwise provided herein, this Agreement shall be unlimited in duration.

7.2.          Reinsurer’s Liability.  The Reinsurer’s liability with respect to the Reinsured Risks will terminate on the earliest of:  (i) the date the Company’s liability with respect to the Reinsured Risks is terminated and all amounts due the Company from the Reinsurer with respect to such Reinsured Risks are paid to the Company by or on behalf of the Reinsurer; and (ii) the date this Agreement is terminated upon the written agreement of the parties.

7.3.          Notice of Termination.  Upon the termination of the Reinsurer’s liability with respect to the Reinsured Risks referred to in Section 7.2 above, the parties shall mutually give the Trustee written notice of their intention to terminate the Trust Account.

ARTICLE VIII

INSOLVENCY

8.1.          Payments.  In the event of the insolvency of the Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Company or to its liquidator, receiver, or statutory successor on the basis of the liability of the Company under the contracts reinsured, without diminution because of the insolvency of the Company.  It is agreed and understood, however, that (i) in the event of the insolvency of the Company, the Reinsurer shall be given written notice of the pendency of a claim against the insolvent Company on a Reinsured Contract within a reasonable time after such claim is filed in the insolvency proceeding and (ii) during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defenses which it may deem available to the Company or its liquidator, receiver or statutory successor.

8.2.          Expenses.  It is further understood that any expense thus incurred by the Reinsurer pursuant to Section 8.1 shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.  Where two or more assuming reinsurers are involved in the same claim and a majority in interest elect to interpose defenses to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

ARTICLE IX

CREDIT FOR REINSURANCE

9.1.          Reinsurance Credit.  Notwithstanding any other provision of this Agreement to the contrary, if the Reinsurer becomes unauthorized or otherwise unaccredited as an insurer or reinsurer in any U.S. jurisdiction to which the Company must provide statutory statements of financial condition such that the Company will not obtain full statutory financial statement credit for reinsurance in such state for the reinsurance provided under this Agreement, the Reinsurer, upon the request of the Company, will establish, at the Reinsurer’s sole cost and option, any trust accounts for the benefit of the Company, letters of credit, or other acceptable alternatives necessary to permit the Company to obtain such full statutory financial statement credit for such reinsurance in all applicable jurisdictions.  The Company shall cooperate with the Reinsurer to take such steps.  In addition, in such event, the Reinsurer agrees to amend this Agreement and the Trust Agreement to the extent required under Applicable Law in order to provide the Company with such full statutory financial statement credit.

ARTICLE X

REINSURANCE SECURITY

10.1.        Trust.  (a)  On the Closing Date, the Reinsurer shall enter into a trust agreement in the form attached as Schedule H (the “Trust Agreement”) and establish a trust account (the “Trust Account”) for the benefit of the Company with respect to the Reinsured Risks with a bank (the “Trustee”) designated as a Qualified United States Financial Institution by the Securities Valuation Office of the National Association of Insurance Commissioners or any successor organization or regulatory agency having similar duties.

(b)           The Reinsurer agrees to deposit, and maintain in the Trust Account with respect to this Agreement, assets to be held in trust by the Trustee for the benefit of the Company as security for the payment of the Reinsurer’s obligations to the Company under this Agreement.

(c)           The parties agree that the assets so deposited with respect to this Agreement shall be valued according to their current statutory book value on the books of the Reinsurer and shall consist only of cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender), and other assets of the type specified on Schedule I attached hereto (“Eligible Securities”).

(d)           The Reinsurer, prior to depositing assets with the Trustee, shall execute all assignments and endorsements in blank, or transfer legal title to the Trustee of all shares,

obligations or any other assets requiring assignments, in order that, to the extent practicable, the Company, or the Trustee upon direction of the Company, may whenever necessary negotiate any such assets without consent or signature from the Reinsurer or any other entity.  The Company recognizes that certain assets in the Trust Account will not be readily negotiable and that certain notices, opinions of counsel, representations and/or consents will be required for the Company to obtain good and marketable title to such assets.

(e)           The Reinsurer and the Company agree that the assets in the Trust Account with respect to this Agreement may be withdrawn for the following purposes only:

(i)                 to pay or reimburse the Company for any amount due the Company pursuant to this Agreement to the extent not so paid or reimbursed by the Reinsurer;

(ii)              to pay to the Reinsurer, in accordance with paragraph (h) below, any amounts held in the Trust Account that exceed an amount (the “Funding Requirement”) equal to the sum of General Account Reserves and any additional reserves attributable to the Reinsured Risks that arise as a result of regulatory asset adequacy analysis requirements of the Reinsurer; and

(iii)           in the event that General Electric Capital Corporation breaches its obligations under the Capital Maintenance Agreement, to fund an account with the Company (the “Company Account”) in an amount at least equal to the deduction, for reinsurance ceded, from the Company’s liabilities ceded under this Agreement.  Such amount shall include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss and loss adjustment expenses, and unearned premiums.

(f)            In the event that the Company withdraws assets from the Trust Account for the purposes set forth in Section 10.1(e)(i) above in excess of actual amounts required to meet the Reinsurer’s obligations to the Company, the Company will promptly return such excess to the Reinsurer plus interest at an annual rate equal to the then current thirty (30) day U.S. Treasury Bill discount rate on the date of withdrawal plus 200 basis points for the period during which the amounts were held pursuant to Section 10.1(e)(i).  In the event that the Company withdraws assets from the Trust Account for the purposes set forth in Section 10.1(e)(iii) above, (i) the Reinsurer shall be relieved of its obligation to maintain assets in the Trust Account pursuant to this Section 10.1 to the extent of the amount of funds held in the Company Account and (ii) the Company shall first apply the funds in the Company Account in satisfaction of the Reinsurer’s liability under this Agreement until the funds in the Company Account are exhausted.  In the event that the Company withdraws assets from the Trust Account for the purposes set forth in Section 10.1(e)(iii) above, promptly following the date the Reinsurer’s liability with respect to the Reinsured Risks is terminated, the Company shall return to the Reinsurer any assets so withdrawn that, together with any and all interest, dividends and other earnings thereon from the date of withdrawal to the date of return, are in excess of actual amounts required to meet the Reinsurer’s obligations to the Company under this Agreement.

(g)           The initial deposit to the Trust Account with respect to this Agreement shall be made on the Closing Date and shall consist of assets with a statutory book value equal to the General Account Reserves as of the close of business on the day immediately preceding the Inception Date.

(h)           The aggregate statutory book value of the assets held in the Trust Account with respect to this Agreement, shall at all times be at least equal to the Funding Requirement, and shall be adjusted on a quarterly basis so as to equal the Funding Requirement.   On a quarterly basis, the Company shall promptly prepare and deliver to the Reinsurer a specific statement of the Funding Requirement and the Reinsurer shall promptly prepare and deliver to the Company a specific statement of the statutory book value of the assets in the Trust Account, in each case as of the end of the quarter.   If the statement shows that the Funding Requirement exceeds 100% of the balance of the Trust Account with respect to this Agreement as of the statement date, the Reinsurer shall, within ten (10) Business Days after receipt of such notice of excess, secure delivery to the Trustee of additional cash or Eligible Securities having a current statutory book value equal to such difference.  If the statement shows that the Funding Requirement is less than 100% of the balance of the Trust Account with respect to this Agreement as of the statement date, the Company shall, within ten (10) Business Days after delivery of such statement to the Reinsurer, deliver a notice of withdrawal to the Trustee directing the Trustee to withdraw from the Trust Account and deliver to the Reinsurer assets from the Trust Account having a current statutory book value equal to such excess amount.   In addition to the foregoing, the Reinsurer shall prepare and deliver to the Company on a quarterly basis a specific statement of the market value of the assets in the Trust Account as of the end of the quarter.

ARTICLE XI

DEFERRED ACQUISITION COSTS

11.1.        Tax DAC Information Sharing.  To ensure consistency in their respective Tax DAC calculations for tax purposes, the Company and the Reinsurer will exchange information pertaining to the amount of net consideration under this Agreement each year.  The Company will submit a schedule to the Reinsurer by February 28 of each year presenting its calculation of the net consideration for the preceding taxable year.  The Reinsurer may contest the calculation by providing to the Company an alternative calculation in writing within thirty (30) days of receipt of the Company’s schedule.  The Company and the Reinsurer will act in good faith to resolve any differences in the schedule of calculations within thirty (30) days of receipt of the alternative calculation to ensure consistent amounts are reported on the respective tax returns for the preceding tax year.

ARTICLE XII

DISPUTE RESOLUTION

12.1.        General Provisions.  (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article XII, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

(b)           Commencing with the request contemplated by Section 12.2, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation referred to in Section 12.3, shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.

(c)           In connection with any Dispute, the parties expressly waive and forego any right to (i) punitive, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages, and (ii) trial by jury.

(d)           The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.

(e)           All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article XII are pending.  The parties will take such action, if any, required to effectuate such tolling.

12.2.        Consideration by Senior Executives.  If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve such Dispute by negotiation between executives who hold, at a minimum, the office of President and CEO of the respective business entities involved in such Dispute.  Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”).  Fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Such executives will meet in person or by telephone within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute.

12.3.        Mediation.  If a Dispute is not resolved by negotiation as provided in Section 12.2 within forty-five (45) days from the delivery of the Initial Notice, then either party may submit the Dispute for resolution by mediation pursuant to the CPR Institute for Dispute Resolution (the “CPR”) Model Mediation Procedure as then in effect.  The parties will select a mediator from the CPR Panels of Distinguished Neutrals, but such mediator must have prior U.S. reinsurance experience either as a lawyer or as a present or former officer or management employee of a reinsurance company, but not of the Company, or the Reinsurer, or any of their respective affiliates.  Either party at commencement of the mediation may ask the mediator to provide an evaluation of the Dispute and the parties’ relative positions.

12.4.        Arbitration.  (a)  If a Dispute is not resolved by mediation as provided in Section 12.3 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either party may submit the Dispute to be finally resolved by arbitration pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”).  The parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

(b)   The neutral organization for purposes of the CPR Arbitration Rules will be the CPR.  The arbitral tribunal shall be composed of three arbitrators who are each experienced in the U.S. reinsurance business, of whom each party shall appoint one in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules.  The non-party appointed arbitrator must have prior U.S. reinsurance experience as a present or former officer or management employee of a reinsurance company, but not of the Company, or the Reinsurer, or any of their respective affiliates.  The arbitration shall be conducted in New York City.  Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party.  A written transcript of the proceedings shall be made and furnished to the parties.  The arbitrators shall determine the Dispute in accordance with the law of New York, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement according to its terms, provided that the provisions relating to arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.  The arbitral tribunal shall endeavor to render its award or order resulting from any arbitration within forty-five (45) days following the termination of the arbitration proceedings.

(c)           The parties agree to be bound by any award or order resulting from any arbitration conducted hereunder and further agree that judgment on any award or order resulting from an arbitration conducted under this Section may be entered and enforced in any court having jurisdiction thereof.

(d)           Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 12.4(c) above, (ii) to restrict or vacate an arbitral decision based on the grounds specified under Applicable Law, or (iii) for interim relief as provided in paragraph (e) below.  For purposes of the foregoing the parties hereto submit to the non-exclusive jurisdiction of the courts of the State of New York.

(e)           In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable.  Notwithstanding paragraph (d) above, each party acknowledges that in the event of any actual or threatened breach of certain of the provisions of this Agreement, the remedy at law would not be adequate, and therefore injunctive or other interim relief may be sought immediately to restrain such breach.  If the tribunal shall not have been appointed, either party may seek interim relief from a court having jurisdiction if the award to which the applicant may be entitled may be rendered ineffectual without such interim relief.

Upon appointment of the tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the parties will seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.

(f)            Each party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article XII.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1.        Headings and Schedules.  Headings used herein are not a part of this Agreement and shall not affect the terms hereof.  The attached Schedules are a part of this Agreement.

13.2.        Notices.  All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows:  (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier, two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

If to the Company:

GE Capital Life Assurance Company of New York
6610 West Broad Street

Richmond, VA 23230

Facsimile:  (804) 281-6165
Attention:  Chief Executive Officer

With a copy to:

GE Capital Life Assurance Company of New York
6610 West Broad Street

Richmond, VA 23230
Facsimile:  (804) 281-6005
Attention:  General Counsel

If to the Reinsurer:

Union Fidelity Life Insurance Company
200 North Martingale Road
Schaumburg, IL  60173-2096
Facsimile:  (847) 330-3404
Attention:  Chief Financial Officer

With a copy to:

Union Fidelity Life Insurance Company
200 North Martingale Road
Schaumburg, IL  60173-2096
Facsimile:  (847) 605-3044
Attention:  General Counsel

or to such other address or to such other Person as either party may have last designated by notice to the other party.

13.3.        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.  Neither this Agreement, nor any right or obligation hereunder, may be assigned by any party without the prior written consent of the other party hereto.  Any assignment in violation of this Section 13.3 shall be void and shall have no force and effect.  Nothing in this Section 13.3 shall be construed to prohibit the Reinsurer from retroceding all or any portion of the business reinsured hereunder.

13.4.        Execution in Counterpart.  This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

13.5.        Currency.  Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.

13.6.        Amendments.  This Agreement may not be changed, altered or modified unless the same shall be in writing executed by the Company and the Reinsurer.

13.7.        Governing Law.  This Agreement will be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

13.8.        Entire Agreement; Severability.  (a)  This Agreement and the Termination Letter Agreement constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, statements, representations and warranties, negotiations and discussions, whether oral or written, of the parties and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein or in the Termination Letter Agreement.

(b)           If any provision of this Agreement is held to be void or unenforceable, in whole or in part, (i) such holding shall not affect the validity and enforceability of the remainder of this Agreement, including any other provision, paragraph or subparagraph, and (ii) the parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.

13.9.        Contemporaneous Agreements.  Concurrent with the execution of this Agreement, the parties and/or their Affiliates are also entering into the Capital Maintenance Agreement, the RBC Reporting Letter Agreement and the Assignment Letter Agreement.

13.10.      No Waiver; Preservation of Remedies.  No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder.  Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder.  The rights and remedies provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or equity.

13.11.      Cooperation.  Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement including making available to each their respective officers and employees for interviews and meetings with Governmental Authorities and furnishing any additional assistance, information and documents as may be reasonably requested by a party from time to time.

13.12.      Third Party Beneficiary.  Nothing in this Agreement will confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.

13.13.      Tax Exception to Any Confidentiality.  Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, any obligations of confidentiality contained herein and therein, as they relate to the transactions, shall not apply to the federal tax structure or federal tax treatment of the transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the transactions.  The preceding sentence is intended to cause the transactions to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.  In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the transactions or any federal tax matter or federal tax idea related to the transactions.

13.14.      Interpretation.  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

13.15.      Survival.  Article XII and Article XIII shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

GE CAPITAL LIFE ASSURANCE COMPANY
OF NEW YORK

By	/s/ Victor C. Moses
Name: Victor C. Moses
Title: Senior Vice President

UNION FIDELITY LIFE INSURANCE COMPANY

By	/s/ Glenn Joppa
Name: Glenn Joppa
Title: Senior Vice President and Secretary

SCHEDULE A

POLICY FORMS

NY1066	CVA NY
NY1155 NY5237 NY5197 NY5141 NY5066 NY 5068 NY5241 NY5071 NY5136 NY5236

Choice NY

—      Annual Step Up Rider

—    Death Benefit Rider

—    Tax Rider

—      Trust Endorsement

—      Joint Annuitant

—      Annuity Commencement Date

—    Annual Step Death Benefit

—    Bonus Ride

—    Death Benefit Endorsement

NY1157 NY5237 NY5197 NY5141	Selections NY — Annual Step Up Rider — Death Benefit Rider — Tax Rider

SCHEDULE B

SEPARATE ACCOUNTS

GE Capital Life Separate Account II

SCHEDULE C

FORM OF ADMINISTRATIVE SERVICES AGREEMENT

VA UFLIC/GECLANY

ADMINISTRATIVE SERVICES AGREEMENT

by and between

GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

and

UNION FIDELITY LIFE INSURANCE COMPANY

Effective as of [          ]

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”), effective as of [                     ] (the “Effective Date”), is entered into by and between GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK, an insurance company organized under the laws of the State of New York (the “Company”), and UNION FIDELITY LIFE INSURANCE COMPANY, an insurance company organized under the laws of the State of Illinois (the “Administrator”).

RECITALS:

WHEREAS, the Company and the Administrator have entered into a Reinsurance Agreement dated as of April 15, 2004 (the “Reinsurance Agreement”) which provides for the parties to enter into this Agreement;

WHEREAS, pursuant to the Reinsurance Agreement, the Administrator has agreed to indemnify the Company for, among other things, (i) on a coinsurance basis, 100% of the General Account Liabilities and (ii) on a modified coinsurance basis, 100% of the Separate Account Liabilities, in each case, payable by the Company under the Reinsured Contracts (capitalized terms used herein and not defined herein, unless otherwise indicated, have the respective meanings assigned to them in the Reinsurance Agreement); and

WHEREAS, the Company wishes to appoint the Administrator to provide contractholder and claim servicing with respect to the Reinsured Contracts as set forth herein, and the Separate Accounts, and the Administrator desires to provide such administrative services;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

AUTHORITY

As between the Company and the Administrator, the Company hereby appoints the Administrator, and the Administrator hereby accepts appointment, to provide as an independent contractor of the Company, from and after the Effective Date, all of the contractholder and claim servicing services necessary or appropriate with respect to the Reinsured Contracts and the Separate Accounts, including those set forth in this Agreement and on Schedule A hereto (the “Administrative Services”), all on the terms as set forth in this Agreement.  In providing the contractholder and claim servicing with respect to the Reinsured Contracts, the Administrator shall handle all such matters, including but not limited to the billing and collection of premiums and the defense, adjustment, settlement and payment of all contractholder claims arising under the Reinsured Contracts, as more fully described below.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall have the final right to direct the Administrator in the performance of the Administrative Services in accordance with the standards for services set forth in Section 2.1, including the right to direct the Administrator to perform any action necessary for the Reinsured Contracts or the contractholder and claim servicing thereof to comply with Applicable Law, or to cease performing any action that constitutes a violation of Applicable Law.  All services hereunder shall be performed by the Administrator in the name of and on behalf of the Company.  The Administrator shall maintain a toll-free number for use by policyholders, certificateholders and beneficiaries.  Any and all correspondence with policyholders, certificateholders and beneficiaries and check stock utilized by the Administrator for payments under the Reinsured Contracts shall be in the name of the Company or in the name of the Administrator and disclosing that the Administrator is acting as the administrative agent of the Company.

ARTICLE II

STANDARD FOR SERVICES; FACILITIES; SUBCONTRACTING; POLICYHOLDER SERVICING

2.1.          Standard for Services.  The Administrator shall provide the contractholder and claims servicing with respect to the Reinsured Contracts and the Separate Accounts in good faith and with the care, skill, prudence and diligence of a person experienced in administering variable annuity business.  Without limiting the generality of the foregoing, the Administrator shall provide contractholder and claims servicing with respect to the Reinsured Contracts and the Separate Accounts (i) in accordance with the terms of the Reinsured Contracts, (ii) in accordance with the applicable terms of this Agreement, (iii) in compliance with Applicable Law, (iv) in accordance with industry standards, (v) in accordance with standards of service as agreed to by the Administrator and the Company and, subject to the foregoing, (vi) to the extent applicable, in the same manner as it conducts its own business not subject to this Agreement.

2.2.          Facilities and Personnel.  To the extent not sub-contracted to a Subcontractor, the Administrator shall at all times maintain sufficient facilities and trained personnel of the kind necessary to perform its obligations under this Agreement in accordance with the performance standards set forth herein.

2.3.          Subcontracting.  The Administrator may subcontract for the performance of any contractholder or claims servicing service or services with respect to the Reinsured Contracts or any services the Administrator is to provide in the administration of the Separate Accounts to (i) an Affiliate or (ii) any other Person with the prior written consent of the Company, such consent not to be unreasonably withheld (in each case, the “Subcontractor”); provided, that, no such subcontracting shall relieve the Administrator from any of its obligations or liabilities hereunder, and the Administrator shall remain responsible for all obligations or liabilities of such Subcontractor with regards to the providing of such service or services as if provided by the Administrator.

2.4.          Policyholder Servicing.  The Administrator shall provide policyholder servicing with regards to the Reinsured Contracts, including changes of address, responding to policyholder inquiries and similar services.

2

ARTICLE III

CLAIMS HANDLING

The Administrative Services with respect to claims for benefits including claims outstanding on the Effective Date, shall include the following:

3.1.          Claim Administration Services.  The Administrator shall acknowledge, consider, review, investigate, deny, settle, pay or otherwise dispose of each claim for benefits and disbursements reported under each Reinsured Contract (each, a “Claim” and collectively the “Claims”) in accordance with procedures and guidelines established by the Company, such procedures and guidelines to be in accordance with the standards of service set forth in Section 2.1.

3.2.          Description of Claim Administration Services.  Without limiting the foregoing, the Administrator shall:

(i)                 provide claimants under the Reinsured Contract and their authorized representatives (collectively, “Claimants”) with Claim forms and provide reasonable explanatory guidance to Claimants in connection therewith;

(ii)              establish, maintain and organize Claim files and maintain and organize other Claims-related records;

(iii)           review all Claims and determine whether the Claimant is eligible for benefits and if so, the nature and extent of such benefits;

(iv)          prepare and distribute to the appropriate recipients any reports required by Applicable Law;

(v)             respond to all written or oral Claims-related communications that the Administrator reasonably believes to require a response; and

(vi)          maintain a complaint log with respect to the Reinsured Contracts in accordance with applicable requirements of Governmental Authorities and provide a copy of such log, continuously updated through the last day of each calendar quarter during the term of this Agreement, to the Company on or before the tenth Business Day of each calendar quarter covering changes during the preceding calendar quarter.

ARTICLE IV

REGULATORY AND LEGAL PROCEEDINGS

4.1.          Regulatory Complaints and Proceedings.  The Administrator shall:

3

(i)                 to the extent permitted by Applicable Law, respond to any Claims payment related complaints or inquiries made by any Governmental Authority within the Governmental Authority’s requested time frame for response or, if no such time frame is provided, within the time frame as allowed by Applicable Law; and promptly provide a copy of such response to the Company;

(ii)              promptly notify the Company of any non-Claims payment related complaints or inquiries initiated by a Governmental Authority, and of any proceedings (either Claims or non-Claims related) initiated by a Governmental Authority, and, in either case, to the extent permitted by Applicable Law, prepare and send to the Governmental Authority, with a copy to the Company, a response within the Governmental Authority’s requested time frame for response or, if no such time frame is provided, within the time frame as allowed by Applicable Law; provided, that, subject to meeting such time frames, the Administrator shall provide such response to the Company for its prior review and comment;

(iii)           subject to Section 4.4, supervise and control the investigation, contest, defense and/or settlement of all complaints, inquiries and proceedings by Governmental Authorities, at its own cost and expense, and in the name of the Company when necessary; and

(iv)          at the Company’s request, provide to the Company a report in a form mutually agreed by the parties summarizing the nature of any complaints, inquiries or proceedings by Governmental Authorities, the alleged actions or omissions giving rise to such complaints, inquiries or proceedings and copies of any files or other documents that the Company may reasonably request in connection with its review of these matters.

                Notwithstanding the foregoing, the Company shall retain final authority for the resolution of inquiries by Governmental Authorities and consumer complaints; provided, however, the Company agrees to act reasonably in the exercise of such authority.

4.2.          Legal Proceedings.  The Administrator shall:

(i)                 notify the Company promptly of any lawsuit, action, arbitration or other dispute resolution proceedings that are instituted or threatened with respect to any matter relating to the Reinsured Contracts (“Legal Proceeding(s)”), and in no event more than five (5) Business Days after receipt of notice thereof;

(ii)              subject to Section 4.4, supervise and control the investigation, contest, defense and/or settlement of all Legal Proceedings at its own cost and expense, and in the name of the Company when necessary; and

4

(iii)           keep the Company fully informed of the progress of all Legal Proceedings handled by the Administrator in which the Company is named a party and, at the Company’s request, provide to the Company a report summarizing the nature of such Legal Proceedings, the alleged actions or omissions giving rise to any Legal Proceedings and copies of any files or other documents that the Company may reasonably request in connection with its review of these matters in each case other than such files, documents and other information as would, in the judgment of counsel to the Administrator, lead to the loss or waiver of legal privilege.

4.3.          Notice to Administrator.  The Company shall give prompt notice to the Administrator of any Legal Proceeding made or brought against the Company after the Inception Date arising under or in connection with the Reinsured Contracts to the extent known to it and not made against or served on the Administrator or a Subcontractor as administrator hereunder, and in no event more than five (5) Business Days after receipt of notice thereof, and shall promptly furnish to the Administrator copies of all pleadings in connection therewith.  The Administrator shall assume the defense of the Company.

4.4.          Defense of Regulatory and Legal Proceedings.  Notwithstanding anything in this Agreement to the contrary, the Company shall supervise and control the investigation, contest, defense and/or settlement of all complaints, inquiries and proceedings by Governmental Authorities to the extent required by Applicable Law.  In addition, the Company shall have the right to engage in its own separate legal representation, at its own expense, and to otherwise participate fully in the defense of any Legal Proceedings or complaints, inquiries or proceedings by Governmental Authorities with respect to the Reinsured Contracts in which the Company is a named party, without the Company waiving any right to indemnification it may have under Article XVII hereof.  The Administrator and the Company shall cooperate with each other with respect to the administration of any Legal Proceeding and any complaint, inquiry or proceeding by Governmental Authorities.  The Administrator shall not settle any Legal Proceeding or any complaint, inquiry or proceeding by Governmental Authorities without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person, (ii) such settlement would not reasonably be expected to have material adverse precedential consequences to the Company and (iii) the sole relief provided is monetary damages that are paid in full by the Administrator.

ARTICLE V

NOTIFICATION TO CONTRACTHOLDERS

The Administrator agrees to send to contractholders of the Reinsured Contracts a written notice prepared by the Administrator, reasonably acceptable to the Company and approved by the New York Insurance Department to the effect that the Administrator, or such other Person designated by the Administrator in accordance with the terms of this Agreement, has been appointed by the Company to provide Administrative Services.  The Administrator shall send such notice by first class U.S. mail at a time reasonably acceptable to the Company and the

5

Administrator and in all events in accordance with Applicable Law.  The parties intend to minimize the cost associated with any notification under this Article V, including by means of inclusion of the notice in a regularly scheduled mailing to contractholders in lieu of a separate mailing.  The cost associated with such notification under this Article V (upon the initial assumption of the administration of the Reinsured Contracts under Section 3.10 of the Reinsurance Agreement) shall be a transition cost payable by the Administrator or the Company in accordance with Section 3.10(a) or 3.10(c) of the Reinsurance Agreement, as applicable.

ARTICLE VI

BILLINGS AND COLLECTIONS

6.1.          Billing and Collection Services.  The Administrator shall assume all responsibility for billing and collecting premiums and other amounts payable with respect to the Reinsured Contracts, including Separate Account Charges, from and after the Effective Date.  The Company shall promptly remit to the Administrator any such amounts received by it with respect to the Reinsured Contracts.

ARTICLE VII

QUARTERLY PREMIUM TAX AND INSOLVENCY FUND ACCOUNTINGS

7.1.          Quarterly Accountings.  Within thirty (30) days after the end of each calendar quarter that this Agreement is in effect (or more frequently as mutually agreed by the parties), the Company shall submit to the Administrator a written statement of accounting in a form and containing such information to be agreed upon by the parties hereto (each, an “Insolvency Fund Quarterly Accounting”) setting forth the Insolvency Fund amounts assessed or payable to the extent that such assessments constitute Reinsured Risks with respect to the Reinsured Contracts (collectively, the “Post-Effective Date Assessments”).  Within thirty (30) days after the last day of each calendar quarter that this Agreement is in effect (or more frequently as mutually agreed by the parties), the Administrator shall submit to the Company a written statement of accounting in a form and containing such information to be agreed upon by the parties hereto (each, a “Quarterly Premium Tax Accounting”, and together with the Insolvency Fund Quarterly Accountings, the “Quarterly Accountings”) setting forth the estimated premium taxes due with respect to the Reinsured Contracts as a result of premiums collected during such quarter.  Concurrent with the delivery of each Quarterly Premium Tax Accounting, the Administrator shall remit to the Company the amount set forth on such Quarterly Premium Tax Accounting with respect to such estimated premium taxes due and the amount set forth in such Insolvency Fund Quarterly Accounting with respect to the Post-Effective Date Assessments, and any other amounts owed to the Company pursuant to this Agreement; provided, however, that any Post-Effective Date Assessments set forth in an Insolvency Fund Quarterly Accounting received by the Administrator less than five (5) Business Days prior to the Administrator’s delivery of such Quarterly Premium Tax Accounting will be paid within ten (10) Business Days of receipt by the Administrator of such Insolvency Fund

6

Quarterly Accounting.  Each of the parties agrees to supply to the other a copy of all supporting data used in preparing the Quarterly Accountings prepared by such party.

7.2.          Adjustments Regarding Quarterly Accountings.  In the event that subsequent data or calculations require revision of any of the Quarterly Accountings, the required revision and appropriate payments thereunder shall be made within ten (10) Business Days after the parties hereto mutually agree as to the appropriate revision.

ARTICLE VIII

CERTAIN ACTIONS BY COMPANY

8.1.          Filings.  The Company shall prepare and timely file any filings required to be made with any Governmental Authority that relate to the Company generally and not just to the Reinsured Contracts, including filings with guaranty associations and filings and premium tax returns with taxing authorities.  The Administrator shall, in a timely fashion in light of the dates such filings by the Company are required, provide to the Company all information in the possession of the Administrator with respect to the Reinsured Contracts that may be reasonably required for the Company to prepare such filings and tax returns.  In order to enable the Administrator to perform the requirements as set forth in Item 6(c) of Schedule A hereto attached, the Company shall make available to the Administrator drafts of such documents sufficiently in advance of the proposed filings thereof.

8.2.          Annual Adjustment.  The Company shall pay or provide to the Administrator the benefit of any Post-Effective Date Assessments which have been or can be applied to reduce the Company’s premium tax liability (“Premium Tax Credits”).  The Company shall provide to the Administrator by March 15 of each year a statement of the amount (the “Annual Adjustment”) of (i) premium taxes due with respect to premiums collected during the prior calendar year (to the extent that such premium taxes constitute Reinsured Risks with respect to the Reinsured Contracts), less (ii) estimated premium taxes paid by the Administrator to the Company with respect to such premiums under the provisions of Article VII, less (iii) Premium Tax Credits for the prior calendar year.  By March 30 of each year the Administrator shall pay to the Company the Annual Adjustment, if a positive amount, and the Company will pay or credit to the Administrator the Annual Adjustment, if a negative amount.

ARTICLE IX

REGULATORY MATTERS AND AUDIT REPORTING

9.1.          Regulatory Compliance and Reporting.  The Administrator shall provide to the Company such information with respect to the Reinsured Contracts as is required to satisfy all current and future informational reporting, prior approval and any other requirements imposed by any Governmental Authority.  Upon the reasonable request of the Company, the Administrator shall timely prepare such reports and summaries, including statistical summaries and certifications, as are necessary or reasonably required to satisfy any requirements imposed by a Governmental Authority upon the Company with respect to the Reinsured Contracts.  In

7

addition, the Administrator, upon the reasonable request of the Company, shall promptly provide to the Company copies of all existing records relating to the Reinsured Contracts (including, with respect to records maintained in machine readable form, hard copies) that are necessary to satisfy such requirements.  All copies of records furnished in the ordinary course of business shall be furnished by the Administrator at the Administrator’s cost.  Any extraordinary costs reasonably incurred by the Administrator in response to requests from the Company shall be reimbursed by the Company.  Among other responsibilities:

(i)                 The Administrator shall promptly prepare and furnish to Governmental Authorities all reports and related summaries (including, without limitation, statistical summaries), certificates of compliance and other reports required or requested by a Governmental Authority.

(ii)              The Administrator shall assist the Company and cooperate with the Company in doing all things necessary, proper or advisable, in the most expeditious manner practicable in connection with any and all market conduct or other Governmental Authority examinations relating to the Reinsured Contracts.

9.2.          Reporting and Accountings.  The Administrator shall assume the reporting and accounting obligations set forth below:

(i)            As soon as practicable but not more than thirty (30) days after the end of each Monthly Accounting Period (or more frequently as mutually agreed by the parties), the Administrator shall timely provide to the Company the Monthly Settlement Reports.  As soon as practicable but not more than forty (40) days after the end of each Quarterly Accounting Period that this Agreement is in effect (or more frequently as mutually agreed by the parties), the Administrator shall timely provide to the Company the Quarterly Settlement Reports.  As soon as practicable but not more than forty-five (45) days after the end of each calendar year that this Agreement is in effect, the Administrator shall timely provide to the Company the Annual Reports.  In addition, as soon as practicable but not more than forty (40) days after the end of each calendar quarter that this Agreement is in effect (or more frequently as mutually agreed by the parties), the Administrator shall timely provide to the Company such other reports and summaries of transactions (and, upon request of the Company, detailed supporting records) related to the Reinsured Contracts as may be reasonably required for use in connection with the preparation of the Company’s statutory and GAAP financial statements, tax returns and other required financial reports and to comply with the requirements of the regulatory authorities having jurisdiction over the Company, including all premiums received and all benefits paid.  The parties shall cooperate in good faith to establish the manner for the providing of such reports.

(ii)              The Administrator shall provide to the Company such reports or summaries (and, upon the request of the Company, detailed supporting

8

records therefor) related to the payment of commissions under the Reinsured Contracts as agreed by the parties.

(iii)           As soon as practicable but not more than forty (40) days after the end of each calendar quarter that this Agreement is in effect (or more frequently as mutually agreed by the parties), the Administrator shall report to the Company the amount of statutory reserves that the Company is required to maintain in connection with the Reinsured Risks with respect to the Reinsured Contracts as of the quarter end.

(iv)          The Administrator shall promptly provide notice to the Company of any changes in the reserve methodology used by the Administrator in calculating statutory reserves for the Reinsured Contracts.

(v)             Within forty-five (45) days after each calendar year end (or such longer time as may be agreed by the parties) that this Agreement is in effect, the Administrator shall provide to the Company (a) an opinion of an actuary reasonably acceptable to the Company as to the adequacy of statutory reserves for the Reinsured Contracts, prepared according to accepted actuarial standards of practice, and as otherwise required for regulatory reporting purposes and (b) an analysis which reasonably supports such opinion.

9.3.          Additional Reports and Updates.  For so long as this Agreement remains in effect, each party shall periodically furnish to the other such other reports and information as may be reasonably required by such other party for regulatory, tax or similar purposes and reasonably available to it.

ARTICLE X

MISCELLANEOUS ADMINISTRATIVE SERVICES

The Administrator shall assume the obligations set forth below:

(i)                 The Administrator shall timely pay to the contractholders, including any certificateholder thereunder, any refunds of any kind due under the Reinsured Contracts.

(ii)              The Administrator shall have the exclusive authority to manage and administer the Ceded Reinsurance Agreements, including providing all reports and notices required with regard to the Ceded Reinsurance Agreements to the reinsurers within the time required by the applicable reinsurance agreement and doing all other things necessary to comply with the terms and conditions of the Ceded Reinsurance Agreements.  Without limiting the foregoing, the Administrator shall timely pay all reinsurance premiums due to reinsurers under the Ceded Reinsurance Agreements and shall use commercially reasonably efforts to collect from such reinsurers

9

all reinsurance recoverables due thereunder.  The Administrator shall forward to the Company upon receipt any such reinsurance recoverables collected by the Administrator that are not the property of Administrator under the terms of the Reinsurance Agreement.

(iii)           The Administrator shall process all policy changes, lapses, cancellations, and reinstatements in accordance with the terms of this Agreement and the express terms of the Reinsured Contracts and shall assume responsibility for providing all other contractholder servicing in connection with the Reinsured Contracts.

(iv)          The Administrator shall pay commissions due under the Reinsured Contracts.

(v)             The Administrator shall provide such Administrative Services as are not performed by or on behalf of Company on the date hereof but the need for which may arise due to changes or developments in Applicable Law.

ARTICLE XI

SEPARATE ACCOUNT ADMINISTRATIVE SERVICES

Without limiting the generality of any of the foregoing, in addition to the Administrative Services described in any Article of this Agreement, the contractholder and claim services with respect to, or as a result of, the Separate Accounts shall include those services set forth on Schedule A hereto.

ARTICLE XII

BOOKS AND RECORDS

The Administrator shall keep accurate and complete records, files and accounts of all transactions and matters with respect to the Reinsured Contracts and the administration thereof in accordance with Applicable Law, including New York Regulation 152, and its record management practices in effect from time to time for the Administrator’s insurance business not covered by this Agreement, if any.  All such records pertaining to the Reinsured Contracts shall be the property of the Company, provided that the Administrator shall at all times have the right to retain a copy of such books and records.  The parties to this Agreement and their designated representatives may upon reasonable notice inspect, at the offices of the Administrator or the Company where such records are located, the papers and any and all other books or documents of the Administrator or the Company reasonably relating to this Agreement, including the Reinsured Contracts, and shall have access to appropriate employees and representatives of the other party, in each case during normal business hours for such period as this Agreement is in effect or for as long thereafter as any rights or obligations of any party survives or the Administrator or the Company reasonably need access to such records for regulatory, tax or

10

similar purposes. The information obtained shall be used only for purposes relating to the transactions contemplated under this Agreement.

ARTICLE XIII

COOPERATION

Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement including making available to each their respective officers and employees for interviews and meetings with Governmental Authorities and furnishing any additional assistance, information and documents as may be reasonably requested by a party from time to time.

ARTICLE XIV

PRIVACY REQUIREMENTS

In providing the Administrative Services provided for under this Agreement, and in connection with maintaining, administering, handling and transferring the data of the contractholders and other recipients of benefits under the Reinsured Contracts, the Administrator shall, and shall cause its Affiliates and any permitted Subcontractors to, comply with all confidentiality and security obligations applicable to them in connection with the collection, use, disclosure, maintenance and transmission of personal, private, health or financial information about individual contractholders or benefit recipients, including the provisions of privacy policies under which such information was gathered, those laws currently in place and which may become effective during the term of this Agreement, including the Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act of 1996 and any other Applicable Laws.  The Administrator shall entitle the Company and its agents and representatives, the Commissioner of Health and Human Services and such other Governmental Authorities, to the extent required by Applicable Law, to audit the Administrator’s compliance herewith.  The Administrator shall also enable individual subjects of personally identifiable information, upon request from such individuals, to review and correct information maintained by the Administrator about them, and to restrict use of such information.  The Administrator shall promptly report to the Company any violation of this provision of which the Administrator becomes aware.  Unless required by Applicable Law, the Administrator shall not during the term of this Agreement, modify the privacy policies under which information utilized by the Administrator in administering the Reinsured Contracts is gathered, without the Company’s prior written consent, which consent shall not be unreasonably withheld.  The parties agree to comply with the terms of the Business Associate Addendum attached hereto, if applicable, or such other written agreement as may be required by Applicable Law on the date hereof.

11

ARTICLE XV

CONSIDERATION FOR ADMINISTRATIVE SERVICES

Apart from the performance by the Company of its obligations under the Reinsurance Agreement, there shall be no fee or other consideration due to the Administrator for performance of the Administrative Services under this Agreement.

ARTICLE XVI

BANK ACCOUNT; USE OF COMPANY LETTERHEAD

When and on terms reasonably requested by the Administrator, the Company shall open, modify or close, and make available for use by the Administrator for the payment of amounts to be paid by the Administrator hereunder one or more bank accounts of the Company and check stock of the Company.  The Administrator shall maintain such account(s) and pay all applicable bank fees and check stock costs.  The Company shall adopt such resolutions and execute such documents as required to designate senior officers of the Administrator (by title) as signatories on such account(s) and authorize the Administrator to certify to such bank(s), from time to time, the names of such officers.  The Company shall also make available to the Administrator, at the sole expense of the Administrator, such letterhead, printed forms and other documents of the Company as may be reasonably required by the Administrator in performing services hereunder.  Upon termination of this Agreement, the Administrator shall promptly return to the Company all such unused check stock, letterhead, printed forms and other documents held by it in connection with this Agreement as provided under this Article XVI.

ARTICLE XVII

INDEMNIFICATION

Any claim for or with respect to indemnification arising out of, or relating to, this Agreement or the Administrative Services hereunder shall be permitted under and governed by the provisions of Article V of the Master Agreement, dated as of [             ], 2004, among General Electric Company, General Electric Capital Corporation, GEI, Inc., GE Financial Assurance Holdings, Inc. and Genworth Financial, Inc (the “Master Agreement”), to the extent such provisions are applicable, as if this Agreement were a Transaction Document under the Master Agreement.

ARTICLE XVIII

DURATION; TERMINATION

18.1.        Duration.  This Agreement shall commence on the Effective Date and continue with respect to each Reinsured Contract until no further Administrative Services in

12

respect of such Reinsured Contract is required, unless this Agreement is earlier terminated under Section 18.2.

18.2.        Termination.  (a)  This Agreement is subject to immediate termination at the option of the Company, upon written notice to the Administrator, on the occurrence of any of the following events:

(i)                 A voluntary or involuntary proceeding is commenced in any jurisdiction by or against the Administrator for the purpose of conserving, rehabilitating or liquidating the Administrator;

(ii)              There is a material breach by the Administrator of any material term or condition of this Agreement that is not cured by the Administrator within thirty (30) days after receipt of written notice from the Company of such breach or act (provided that the Company shall not have the right to terminate this Agreement (A) for so long as the Administrator is making a good faith effort to cure such breach, not to exceed an additional one hundred eighty (180) days or (B) during the pendency of any dispute resolution proceedings as set forth in Article XIX regarding an alleged material breach); or

(iii)           The Administrator is unable to perform the services required under this Agreement for a period of thirty (30) consecutive days for any reason other than as a result of a Force Majeure, it being understood that nothing in this 18.2(a)(iii)  shall relieve the Administrator from its administrative responsibilities under this Agreement.  For purposes of this Agreement, “Force Majeure” means any acts or omissions of any civil or military authority, acts of God, acts or omissions of the Company, fires, strikes or other labor disturbances, equipment failures, fluctuations or non-availability of electrical power, heat, light, air conditioning or telecommunications equipment, or any other act, omission or occurrence beyond the Administrator’s reasonable control, irrespective of whether similar to the foregoing enumerated acts, omissions or occurrences.

(b)   This Agreement may be terminated at any time upon the mutual written consent of the parties hereto, which writing shall state the effective date of termination.

(c)   In the event that this Agreement is terminated under any of the provisions of 18.2(a), the Administrator shall select a third-party administrator to perform the services required by this Agreement.  The Company shall have the right to approve any such administrator selected by the Administrator, but such approval will not unreasonably be withheld or delayed.  If the Administrator fails to select an administrator pursuant to this 18.2(c), the Company shall select such an administrator.  In either case, the Administrator shall pay all fees and charges imposed by the selected administrator and shall bear all transition costs associated with the transition of the performance of the services required under this Agreement to such administrator, including the expense of sending contractholder notices as provided in Article V.

13

ARTICLE XIX

DISPUTE RESOLUTION

19.1.        General Provisions.  (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article XIX, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

(b)   Commencing with the request contemplated by 19.2, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation referred to in 19.3, shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.

(c)   In connection with any Dispute, the parties expressly waive and forego any right to (i) punitive, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that any such liability with respect to a Third Party claim (as defined in the Master Agreement) shall be considered direct damages), and (ii) trial by jury.

(d)   The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.

(e)   All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article XIX are pending.  The parties will take such action, if any, required to effectuate such tolling.

19.2.        Consideration by Senior Executives.  If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve such Dispute by negotiation between executives who hold, at a minimum, the office of President and CEO of the respective business entities involved in such Dispute.  Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”).  Fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Such executives will meet in person or by telephone within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute.

19.3.        Mediation. If a Dispute is not resolved by negotiation as provided in Section 19.2 within forty-five (45) days from the delivery of the Initial Notice, then either party may submit the Dispute for resolution by mediation pursuant to the CPR Institute for Dispute Resolution (the “CPR”) Model Mediation Procedure as then in effect. The parties will select a mediator from the CPR Panels of Distinguished Neutrals, but such mediator must have prior U.S. reinsurance experience either as a lawyer or as a present or former officer or management

14

employee of a reinsurance company, but not of the Company, or the Administrator, or any of their respective affiliates.  Either party at commencement of the mediation may ask the mediator to provide an evaluation of the Dispute and the parties’ relative positions.

19.4.        Arbitration. (a) If a Dispute is not resolved by mediation as provided in 19.3 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either party may submit the Dispute to be finally resolved by arbitration pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”). The parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

(b)   The neutral organization for purposes of the CPR Arbitration Rules will be the CPR. The arbitral tribunal shall be composed of three arbitrators who are each experienced in the U.S. reinsurance business, of whom each party shall appoint one in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules.  The non-party appointed arbitrator must have prior U.S. reinsurance experience as a present or former officer or management employee of a reinsurance company, but not of the Company, or the Administrator, or any of their respective affiliates.  The arbitration shall be conducted in New York City.  Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party. A written transcript of the proceedings shall be made and furnished to the parties. The arbitrators shall determine the Dispute in accordance with the law of New York, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement according to its terms, provided that the provisions relating to arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.  The arbitral tribunal shall endeavor to render its award or order resulting from any arbitration within forty-five (45) days following the termination of the arbitration proceedings.

(c)   The parties agree to be bound by any award or order resulting from any arbitration conducted hereunder and further agree that judgment on any award or order resulting from an arbitration conducted under this 19.4 may be entered and enforced in any court having jurisdiction thereof.

(d)   Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by 19.4(c) above, (ii) to restrict or vacate an arbitral decision based on the grounds specified under applicable law, or (iii) for interim relief as provided in paragraph (e) below. For purposes of the foregoing the parties hereto submit to the non-exclusive jurisdiction of the courts of the State of New York.

(e)   In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable. Notwithstanding paragraph (d) above, each party acknowledges that in the event of any actual or threatened breach of certain of the provisions of this Agreement, the remedy at law would not be adequate, and therefore injunctive or other interim relief may be sought immediately to restrain such breach.  If the tribunal shall not have been appointed, either party may seek interim relief from a court having jurisdiction if the award

15

to which the applicant may be entitled may be rendered ineffectual without such interim relief. Upon appointment of the tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the parties will seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.

(f)    Each party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article XIX.

ARTICLE XX

MISCELLANEOUS PROVISIONS

20.1.        Headings and Schedules.  Headings used herein are not a part of this Agreement and shall not affect the terms hereof.  The attached Schedules are a part of this Agreement.

20.2.        Notices.  All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows:  (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier, two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

If to the Company:

GE Capital Life Assurance Company of New York
6610 West Broad Street

Richmond, VA 23230

Facsimile:  (804) 281-6165
Attention:  Chief Executive Officer

With a copy to:

GE Capital Life Assurance Company of New York
6610 West Broad Street

Richmond, VA 23230
Facsimile:  (804) 281-6005
Attention:  General Counsel

16

If to the Administrator:

Union Fidelity Life Insurance Company
200 North Martingale Road
Schaumburg, IL 60173-2096
Facsimile:  (847) 330-3404
Attention:  Chief Financial Officer

With a copy to:

Union Fidelity Life Insurance Company
200 North Martingale Road
Schaumburg, IL 60173-2096
Facsimile:  (847) 605-3044
Attention:  General Counsel

or to such other address or to such other Person as either party may have last designated by notice to the other party.

20.3.        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.  Neither this Agreement, nor any right or obligation hereunder, may be assigned by any party without the prior written consent of the other party hereto and without the prior written consent of the New York Insurance Department and the Illinois Insurance Department.  Any assignment in violation of this 20.3 shall be void and shall have no force and effect.

20.4.        Execution in Counterpart.  This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

20.5.        Safeguarding Customer Information.  The Administrator shall implement and maintain appropriate measures designed to meet the objectives of New York Insurance Department Regulation No. 173, with respect to safeguarding the Company’s customer information and customer information systems.  The Administrator shall adjust its information security program at the reasonable request of the Company for any relevant changes indicated by the Company’s assessment of risk around its customer information and customer information systems.  Confirming evidence that the Administrator has satisfied its obligations under this Agreement shall be made available, during normal business hours, for inspection by the Company, representatives of the Company, and any governmental agency that has regulatory authority over the Company’s business activities.

20.6.        Currency.  Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.

20.7.        Amendments.  This Agreement may not be changed, altered or modified unless the same shall be in writing executed by the Company and the Administrator.

17

20.8.        Governing Law.  This Agreement will be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

20.9.        Entire Agreement; Severability.  (a)  This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, statements, representations and warranties, negotiations and discussions, whether oral or written, of the parties and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein.

(b)   If any provision of this Agreement is held to be void or unenforceable, in whole or in part, (i) such holding or provision shall not affect the validity and enforceability of the remainder of this Agreement, including any other provision, paragraph or subparagraph, and (ii) the parties agree to attempt in good faith to reform such void, unenforceable or violative provision to the extent necessary to render such provision enforceable and to carry out its original intent.

20.10.      No Waiver; Preservation of Remedies.  No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder.  Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder.  The rights and remedies provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or equity.

20.11.          Third Party Beneficiary.  Nothing in this Agreement will confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.

20.12.          Tax Exception to Any Confidentiality.  Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, any obligations of confidentiality contained herein and therein, as they relate to the transactions, shall not apply to the federal tax structure or federal tax treatment of the transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the transactions.  The preceding sentence is intended to cause the transactions to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.  In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the transactions or any federal tax matter or federal tax idea related to the transactions.

18

20.13.          Interpretation.  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

20.14.          Survival.  Article XIX and Article XX shall survive the termination of this Agreement.

20.15.          Licensing.  At all times during the term of this Agreement, the Administrator shall maintain in full force and effect all licenses required to be maintained by it under Applicable Law with respect to this Agreement, including, if applicable, an independent claims adjuster license.

19

IN WITNESS WHEREOF, the Company and the Administrator have executed this Agreement as of the date first above written.

GE CAPITAL LIFE ASSURANCE COMPANY
OF NEW YORK

By:
Name:
Title:

UNION FIDELITY LIFE INSURANCE
COMPANY

By:
Name:
Title:

20

SCHEDULE A

SEPARATE ACCOUNT SERVICES

The Administrator shall provide the following additional services to the Company relating to the Separate Accounts:

1.     Premium Collection.  The Administrator shall promptly invest in the Separate Accounts deposits collected which relate to the Separate Account portions of Reinsured Contracts (including transfers from fixed options under the Reinsured Contracts), and promptly forward funds and required information to the underlying investment management companies, in each case in accordance with the Reinsured Contracts and any applicable agreements provided by the Company to the Administrator.

2.     Records Maintenance.  The Administrator shall maintain and preserve records with respect to the Separate Accounts as required by Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended, the Securities Exchange Act of 1934, as amended, and the rules promulgated by the National Association of Securities Dealers (the “NASD”).  Upon request of the Company or any state or federal regulatory authorities, the Administrator shall forward a complete copy of any record promptly to the requesting party and in a format appropriate to the request.  The Administrator shall file with the Securities and Exchange Commission (“SEC”) the undertaking required by Rule 17a-4(i) under the Exchange Act with respect to any records that it maintains and that are required to be maintained under the provisions of the Exchange Act by any broker-dealers that are authorized to sell the Reinsured Contracts.

3.     Performance of Obligations.  The Administrator shall perform, in the name and on behalf of the Company, all of the Company’s obligations under (i) the participation agreements between the Company and the mutual fund organizations in which assets of the Separate Accounts are invested (the “Participation Agreements”), (ii) the underwriting agreements between the Company and the principal underwriters for the Separate Account portions of the Reinsured Contracts, and (iii) any other agreements related to the distribution of the Separate Account portions of the Reinsured Contracts; provided in each case that the Company has provided complete copies of such agreements (including any amendments thereto) to the Administrator.

4.     Contractholder Services.  The Administrator shall provide the Company with the following additional contractholder services:

(a)                                  Issuing timely reports, statements, and confirmations as required by the Reinsured Contracts or the Company’s practices in effect immediately prior to the Effective Date and communicated by the Company to the Administrator in writing;

(b)                                 Issuing tax reporting forms and other information as required by applicable regulatory rules, including without limitation 1099-R, W-4P,

and 5498 for contractholders and beneficiaries as required and distributing the same to contractholders and beneficiaries and appropriate authorities;

(c)                                  Responding to any requests from plan administrators or trustees for policy information affecting the plan or participants for qualified plans;

(d)                                 Responding to contractholder requests for calculations applicable to annuity payments under the Reinsured Contracts as may be necessary for tax withholding calculations;

(e)                                  Processing and recording transfer requests (i.e., from one subaccount to another) in all cases within time intervals necessary to meet SEC, NASD and other legal and regulatory requirements;

(f)                                    Calculating (on a daily basis) the net asset value and the accumulation unit value of each subaccount of the Separate Accounts that are funding options for the Reinsured Contracts, in accordance with the provisions of the Reinsured Contracts, as well as with the prospectus and statement of additional information disclosure on any day when such calculation is required by the Investment Company Act of 1940, as amended, and the rules and regulations thereunder;

(g)                                 Calculating (on a daily basis) the mortality and expense charges, and any administrative charges in accordance with the provisions of the Reinsured Contracts, as well as with the applicable prospectus and statement of additional information disclosure; and

(h)                                 Transmitting orders pursuant to the Participation Agreements for the purchase or redemption of shares in the investment companies in which the assets of the Separate Account are invested to such investment companies or their authorized agents and paying and receiving funds in connection with such purchases or redemptions as required by any applicable agreement.

5.     Actuarial Services.  The Administrator shall provide the formal actuarial opinions and related reports required by the SEC and the NASD.

6.     Compliance Services.  The Administrator shall provide the Company with the following additional compliance services:

(a)                                  Preparation and submission of (and provision of financial data required for) all reports required by the SEC (including without limitation forms N-SAR, 485(b) registration statement updates, fund and separate account annual reports and 24f-2 Notices), the NASD (including, without limitation, compilation of information, if any, related to the Reinsured Policies that would be reflected in any quarterly FOCUS II/IIA reports, annual FOCUS schedule 1 or Customer Complaints Rule 3070 Report), and the states (in each case only after review and approval thereof by the

Company), with all of the foregoing to be accomplished within such time periods as are necessary to comply with Applicable Law after giving allowance, in the cases of information relevant to reports of filings of the Company that are not specific to the Reinsured Policies, for time periods reasonably specified by the Company to permit integration of the subject information related to the Reinsured Policies;

(b)                                 Notwithstanding anything in this Agreement to the contrary, all complaints and other grievances shall be handled by the Administrator in accordance with NASD requirements (including any response time requirements applicable thereto);

(c)                                  Review and comment on registration statements and other SEC related documents prepared by the Company, and assist the Company in meeting SEC requirements with respect to any of the Reinsured Contracts.  In addition, the Administrator shall distribute at its expense to contractholders all required information provided by the Company to the Administrator (which the Company hereby agrees to provide on a timely basis), including prospectuses, post-effective amendments or supplements to the registration statements of the Separate Account or of any underlying funds as well as annual and semi-annual reports;

(d)                                 Make all filings and obtain all regulatory approvals required with regard to advertising of the Reinsured Contracts, including without limitation all filings and approvals required by Applicable Laws and NASD requirements (except to the extent that such services are performed by other entities pursuant to written agreements with the Company);

(e)                                  Ensure SEC and NASD compliance for variable contracts, prospectuses, and registration statements including the submission of any required information, conducting annual compliance audits, quarterly complaint reporting, registering and terminating representatives and monitoring continuing education requirements;

(f)                                    Monitor the federal securities statutes and the rules, regulations, orders, and interpretations thereunder and the securities statutes and rules, regulations, orders, and interpretations thereunder of the various states in which contractholders or Reinsured Contracts are located to ensure compliance therewith and to ensure that any actions or communications required thereby are properly made;

(g)                                 Process information relating to proxy voting, including receiving record date information and proxy solicitation from underlying investment vehicle(s); preparing proxy ballots; mailing solicitation and resolicitations, if necessary; and maintaining all proxy registers and other required proxy material;

(h)                                 Provide the Company with all information reasonably requested and necessary for the Company to meet any requirements arising out of the Sarbanes-Oxley Act of 2002, as amended; and

(i)                                     Ensure compliance with the Office of Foreign Assets Control (“OFAC”) of the US Department of the Treasury and money “laundering” restrictions, including but not limited to those adopted under the Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.

7.     General. The Administrator agrees to comply with all applicable federal securities laws and requirements of applicable self regulatory organization, including the NASD, as they apply to the Separate Account portions of Reinsured Contracts in connection with the performance of the Administrator’s obligations under this Agreement.  The Administrator hereby agrees to provide all necessary information to the Company in order to meet all regulatory requirements as may be necessary for the Company to fulfill its obligations under federal and state law as is deemed reasonably necessary by the Company under applicable federal and state laws as they relate to the Reinsured Contracts.

BUSINESS ASSOCIATE ADDENDUM

I.              Purpose.

In order to disclose certain information to the party providing a service under this Agreement (“Provider”) under this Addendum, some of which may constitute Protected Health Information (defined below), the party to whom a service under this Agreement is being provided (“Recipient”) and Provider mutually agree to comply with the terms of this Addendum for the purpose of satisfying the requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its implementing privacy regulations at 45 C.F.R. Parts 160-164 (“HIPAA Privacy Rule”).   These provisions shall apply to Provider to the extent that Provider is considered a “Business Associate” under the HIPAA Privacy Rule and all references in this section to Business Associates shall refer to Provider.  Capitalized terms not otherwise defined herein shall have the meaning assigned in the Agreement.  Notwithstanding anything else to the contrary in the Agreement, in the event of a conflict between this Addendum and the Agreement, the terms of this Addendum shall prevail.

II.            Permitted Uses and Disclosures.

A.            Business Associate agrees to use or disclose Protected Health Information (“PHI”) that it creates for or receives from Recipient or its Subsidiaries only as follows.  The capitalized term “Protected Health Information or PHI” has the meaning set forth in 45 Code of Federal Regulations Section 164.501, as amended from time to time.  Generally, this term means individually identifiable health information including, without limitation, all information, data and materials, including without limitation, demographic, medical and financial information, that relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past present, or future payment for the provision of health care to an individual; and that identifies the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual.  This definition shall include any demographic information concerning members and participants in, and applicants for, Recipient’s or its Subsidiaries’ health benefit plans.  All other terms used in this Addendum shall have the meanings set forth in the applicable definitions under the HIPAA Privacy Rule.

B.            Functions and Activities on Company’s Behalf.  Business Associate is permitted to use and disclose PHI it creates for or receives from Recipient or its Subsidiaries only for the purposes described in this Addendum or the Agreement that are not inconsistent with the provisions of this Addendum, or as required by law, or following receipt of prior written approval from whichever of the Recipient or its Subsidiary for which the relevant PHI was created or from which the relevant PHI was received.  In addition to these specific requirements below, Business Associate may use or disclose PHI only in a manner that would not violate the HIPAA Privacy Rule if done by the Recipient or its Subsidiaries.

C.            Business Associate’s Operations.  Business Associate is permitted by this Agreement to use PHI it creates for or receives from Recipient or its Subsidiaries: (i) if such use is reasonably necessary for Business Associate’s proper management and administration; and (ii) as reasonably necessary to carry out Business Associate’s legal responsibilities. Business

Associate is permitted to disclose PHI it creates for or receives from Recipient or its Subsidiaries for the purposes identified in this Section only if the following conditions are met:

(1) The disclosure is required by law; or

(2)   The disclosure is reasonably necessary to Business Associate’s proper management and administration, and Business Associate obtains reasonable assurances in writing from any person or organization to which Business Associate will disclose such PHI that the person or organization will:

a. Hold such PHI as confidential and use or further disclose it only for the purpose for which Business Associate disclosed it to the person or organization or as required by law; and

b. Notify Business Associate (who will in turn promptly notify whichever of the Recipient or its Subsidiary for which the relevant PHI was created or from which the relevant PHI was received) of any instance of which the person or organization becomes aware in which the confidentiality of such PHI was breached.

D.            Minimum Necessary Standard.  In performing the functions and activities on Recipient’s or its Subsidiaries’ behalf pursuant to the Agreement, Business Associate agrees to use, disclose or request only the minimum necessary PHI to accomplish the purpose of the use, disclosure or request.  Business Associate must have in place policies and procedures that limit the PHI disclosed to meet this minimum necessary standard.

E.             Prohibition on Unauthorized Use or Disclosure.  Business Associate will neither use nor disclose PHI it creates or receives for or from Recipient, its Subsidiaries, or from another business associate of Recipient or its Subsidiaries, except as permitted or required by this Addendum or the Agreement that are not inconsistent with the provisions of this Addendum, or as required by law, or following receipt of prior written approval from whichever of the Recipient or its Subsidiary for which the relevant PHI was created or from which the relevant PHI was received.

F.             De-identification of Information.  Business Associate agrees neither to de-identify PHI it creates for or receives from Recipient or its Subsidiaries or from another business associate of Recipient or its Subsidiaries, nor use or disclose such de-identified PHI, unless such de-identification is expressly permitted under the terms and conditions of this Addendum or the Agreement and related to Recipient’s or its Subsidiaries’ activities for purposes of “treatment”, “payment” or “health care operations”, as those terms are defined under the HIPAA Privacy Rule.  De-identification of PHI, other than as expressly permitted under the terms and conditions of the Addendum for Business Associate to perform services for Recipient or its Subsidiaries, is not a permitted use of PHI under this Addendum.  Business Associate further agrees that it will not create a “Limited Data Set” as defined by the HIPAA Privacy Rule using PHI it creates or receives, or receives from another business associate of Recipient or its Subsidiaries, nor use or disclose such Limited Data Set unless: (i) such creation, use or disclosure is expressly permitted under the terms and conditions of this Addendum or the Agreement that are not inconsistent with the provisions of this Addendum; and such creation, use or disclosure is for services provided by Business Associate that relate to Recipient’s or its Subsidiaries’ activities for purposes of “treatment”, “payment” or “health care operations”, as those terms are defined under the HIPAA Privacy Rule.

G.            Information Safeguards.  Business Associate will develop, document, implement, maintain and use appropriate administrative, technical and physical safeguards to preserve the integrity and confidentiality of and to prevent non-permitted use or disclosure of PHI created for or received from Recipient or its Subsidiaries.  These safeguards must be appropriate to the size and complexity of Business Associate’s operations and the nature and scope of its activities.  Business Associate agrees that these safeguards will meet any applicable requirements set forth by the U.S. Department of Health and Human Services, including (as of the effective date or as of the compliance date, whichever is applicable) any requirements set forth in the final HIPAA security regulations.  Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate resulting from a use or disclosure of PHI by Business Associate in violation of the requirements of this Addendum.

III.           Conducting Standard Transactions.  In the course of performing services for Recipient or its Subsidiaries, to the extent that Business Associate will conduct Standard Transactions for or on behalf of Recipient or its Subsidiaries, Business Associate will comply, and will require any subcontractor or agent involved with the conduct of such Standard Transactions to comply, with each applicable requirement of 45 C.F.R. Part 162.  “Standard Transaction(s)” shall mean a transaction that complies with the standards set forth at 45 C.F.R. parts 160 and 162.  Further, Business Associate will not enter into, or permit its subcontractors or agents to enter into, any trading partner agreement in connection with the conduct of Standard Transactions for or on behalf of the Recipient or its Subsidiaries that:

a.               Changes the definition, data condition, or use of a data element or segment in a Standard Transaction;

b.              Adds any data element or segment to the maximum defined data set;

c.               Uses any code or data element that is marked “not used” in the Standard Transaction’s implementation specification or is not in the Standard Transaction’s implementation specification; or

d.              Changes the meaning or intent of the Standard Transaction’s implementation specification.

IV.           Sub-Contractors, Agents or Other Representatives.  Business Associate will require any of its subcontractors, agents or other representatives to which Business Associate is permitted by this Addendum or the Agreement (or is otherwise given Recipient’s or the relevant Subsidiary’s prior written approval) to disclose any of the PHI Business Associate creates or receives for or from Recipient or its Subsidiaries, to provide reasonable assurances in writing that subcontractor or agent will comply with the same restrictions and conditions that apply to the Business Associate under the terms and conditions of this Addendum with respect to such PHI.

V.            Protected Health Information Access, Amendment and Disclosure Accounting.

A.            Access.  Business Associate will promptly upon Recipient’s or its Subsidiary’s request make available to Recipient, its Subsidiary, or, at Recipient’s or such Subsidiary’s direction, to the individual (or the individual’s personal representative) for inspection and obtaining copies any PHI about the individual which Business Associate created for or received from Recipient or its Subsidiary and that is in Business Associate’s custody or control, so that Recipient or its Subsidiary may meet its access obligations under 45 Code of Federal Regulations § 164.524.

B.            Amendment.  Upon Recipient’s or its Subsidiary’s request Business Associate will promptly amend or permit Recipient or its Subsidiary access to amend any portion of the PHI which Business Associate created for or received from Recipient or its Subsidiary, and incorporate any amendments to such PHI, so that Recipient or its Subsidiary may meet its amendment obligations under 45 Code of Federal Regulations § 164.526.

C.            Disclosure Accounting.  So that Recipient or its Subsidiaries may meet their disclosure accounting obligations under 45 Code of Federal Regulations § 164.528:

1.                     Disclosure Tracking.  Business Associate will record for each disclosure, not excepted from disclosure accounting under Section V.C.2 below, that Business Associate makes to Recipient or its Subsidiaries of PHI that Business Associate creates for or receives from Recipient or its Subsidiaries, (i) the disclosure date, (ii) the name and member or other policy identification number of the person about whom the disclosure is made, (iii) the name and (if known) address of the person or entity to whom Business Associate made the disclosure, (iv) a brief description of the PHI disclosed, and (v) a brief statement of the purpose of the disclosure (items i-v, collectively, the “disclosure information”).  For repetitive disclosures Business Associate makes to the same person or entity (including Recipient or its Subsidiaries) for a single purpose, Business Associate may provide a) the disclosure information for the first of these repetitive disclosures, (b) the frequency, periodicity or number of these repetitive disclosures and (c) the date of the last of these repetitive disclosures.  Business Associate will make this disclosure information available to Recipient or its Subsidiaries promptly upon Recipient’s or its Subsidiaries’ request.

2.                     Exceptions from Disclosure Tracking.  Business Associate need not record disclosure information or otherwise account for disclosures of PHI that this Addendum or Recipient or the relevant Subsidiary in writing permits or requires (i) for the purpose of Recipient’s or its Subsidiaries’ treatment activities, payment activities, or health care operations, (ii) to the individual who is the subject of the PHI disclosed or to that individual’s personal representative; (iii) to persons involved in that individual’s health care or payment for health care; (iv) for notification for disaster relief purposes, (v) for national security or intelligence purposes, (vi) to law enforcement officials or correctional institutions regarding inmates; or   (vii) pursuant to an authorization; (viii) for disclosures of certain PHI made as part of a Limited Data Set; (ix) for certain incidental disclosures that may occur where reasonable safeguards have been implemented; and (x) for disclosures prior to April 14, 2003.

3.                     Disclosure Tracking Time Periods.  Business Associate must have available for Recipient and its Subsidiaries the disclosure information required by this section for the 6 years preceding Recipient’s or its Subsidiaries’ request for the disclosure information (except Business Associate need have no disclosure information for disclosures occurring before April 14, 2003).

VI.           Additional Business Associate Provisions

A.            Reporting of Breach of Privacy Obligations.  Business Associate will provide written notice to whichever of the Recipient or its Subsidiary for which the relevant PHI was created or from which the relevant PHI was received of any use or disclosure of PHI that is neither permitted by this Addendum nor given prior written approval by Recipient or the relevant Subsidiary promptly after Business Associate learns of such non-permitted use or disclosure.  Business Associate’s report will at least:

(i)                 Identify the nature of the non-permitted use or disclosure;

(ii)              Identify the PHI used or disclosed;

(iii)           Identify who made the non-permitted use or received the non-permitted disclosure;

(iv)          Identify what corrective action Business Associate took or will take to prevent further non-permitted uses or disclosures;

(v)             Identify what Business Associate did or will do to mitigate any deleterious effect of the non-permitted use or disclosure; and

(vi)          Provide such other information, including a written report, as Recipient or the relevant Subsidiary may reasonably request.

B.            Amendment.  Upon the effective date of any final regulation or amendment to final regulations promulgated by the U.S. Department of Health and Human Services with respect to PHI, including, but not limited to the HIPAA privacy and security regulations, this Addendum and the Agreement will automatically be amended so that the obligations they impose on Business Associate remain in compliance with these regulations.

In addition, to the extent that new state or federal law requires changes to Business Associate’s obligations under this Addendum, this Addendum shall automatically be amended to include such additional obligations, upon notice by Recipient or its Subsidiaries to Business Associate of such obligations.  Business Associate’s continued performance of services under the Agreement shall be deemed acceptance of these additional obligations.

C.            Audit and Review of Policies and Procedures.  Business Associate agrees to provide, upon Recipient request, access to and copies of any policies and procedures developed or utilized by Business Associate regarding the protection of PHI.  Business Associate agrees to provide, upon Recipient’s request, access to Business Associate’s internal practices, books, and records, as they relate to Business Associate’s services, duties and obligations set forth in this Addendum and the Agreement(s) under which Business Associate provides services and / or products to or on behalf of Recipient or its Subsidiaries, for purposes of Recipient’s or its Subsidiaries’ review of such internal practices, books, and records.

SCHEDULE D

CEDING COMMISSION

The Ceding Commission shall be the sum of the following:

1.                                       an amount equal to the excess of (i) the General Account Reserves as of the Inception Date over (ii) the net reserves of the Company with respect to the General Account Liabilities (net after deduction for Ceded Reinsurance) as of the Inception Date, determined in accordance with GAAP (which amount may be negative);

2.                                       an amount equal to the unamortized PVFP intangible asset balance of the Company (excluding any related mark to market adjustments for SFAS 115 requirement) with respect to the Reinsured Contracts as measured as of the close of business on the day immediately preceding the Inception Date, determined in accordance with GAAP;

3.                                       an amount equal to the unamortized deferred acquisition costs of the Company (excluding any related mark to market adjustments for SFAS 115 requirement) with respect to the Reinsured Contracts as measured as of the close of business on the day immediately preceding the Inception Date, determined in accordance with GAAP; and

4.                                       an amount equal to the excess of the GAAP book value of the Assets (excluding any related mark to market adjustments for SFAS 115 requirement) over the SAP book value of the Assets measured as of the close of business on the day immediately preceding the Inception Date (which amount may be negative).

SCHEDULE E

ASSETS

Transfer Document	From	To	Nature of Transfer	Cash Map Cross-Reference	Schedule
GECLANY VA Reinsurance	GECLANY	UFLIC	Treaty	(88)	Schedule E

Called Securities*	Parent Name	Issuer Name	1Q04 Cusip	1Q04 Tax lot	12/31/03 Local Par	12/31/03 GAAP BV (incl attached derivative)	12/31/03 Accrued Interest	12/31/03 GAAP BV + Accrued Interest	12/31/03 STAT BV (incl attached derivative)	12/31/03 Accrued Interest	12/31/03 STAT BV + Accrued Interest

[Individual Asset Details Omitted]

	Asset Sub Total					241,003,458.24	3,471,887.35	244,475,345.59	241,003,458.24	3,471,887.35	244,475,345.59

	Cash								702,048.88		702,048.88

	Total								241,705,507.12		245,177,394.47

* These Securities will not be transferred. The "Call Amount" will be settled in cash

SCHEDULE F

EXPENSE ALLOWANCES

The “Annual Expense Reimbursement Factor” used to calculate the Expense Allowance is as follows:

Policy Maintenance Factor                $59.73 per Policy less $64.69 per Policy of fund company administrative expense service shares.

Such Annual Expense Reimbursement Factor will be adjusted (i) for the year beginning January 1, 2005 and, thereafter, every three (3) years during the term of this Agreement  based on a triennial cost/time study prepared in accordance with the methodology set forth below (the “Triennial Study”) and (ii) for the years between the Triennial Studies based on a report setting forth the Annual Expense Reimbursement Factor prepared in accordance with the methodology set forth below (the “Annual Expense Reimbursement Factor Report”).

(a)           Triennial Study.  As soon as practicable (and in any event within sixty (60) days) prior to January 1, 2005 and prior to the beginning of every third calendar year thereafter during the term of this Agreement, the Company shall cause to be prepared and delivered to the Reinsurer the Triennial Study which sets forth the Annual Expense Reimbursement Factor for the next calendar year, together with all supporting data used in preparing the Triennial Study and work papers, in reasonable detail, setting forth the determination of such Annual Expense Reimbursement Factors based on such Triennial Study (such documents, together with the Triennial Study, the “Triennial Study Documents”).

(b)           Annual Expense Reimbursement Factor Report.  As soon as practicable (and in any event within thirty (30) days) prior to January 1, 2006 and prior to the beginning of each calendar year thereafter in which no Triennial Study is prepared, the Company shall cause to be prepared and delivered to the Reinsurer the Annual Expense Reimbursement Factor Report, together with all supporting data used in preparing the Annual Expense Reimbursement Factor Report and work papers, in reasonable detail, setting forth the determination of such Annual Expense Reimbursement Factor for the next calendar year (such documents, together with the Annual Expense Reimbursement Factor Report, the “Annual Expense Reimbursement Factor Documents”).

(c)           Methodology.  At the time of the Triennial Study, historical costs (to include costs directly related to maintaining and administering policies, processing claims and reporting results) will be determined for the Policy Maintenance Factor identified above.  For a given Annual Expense Reimbursement Factor the identified costs will be divided by the total historical number of units of measure for both the Reinsured Contracts and the retained block of business to derive an historical cost per unit.  The historical cost per unit will be used as a prospective cost per unit for the next calendar year.

For the two succeeding years in the period between the Triennial Studies the historical dollar amounts by Policy Maintenance Factor will be adjusted (rolled forward) for current year cost changes agreed to by the Reinsurer and the Company (in accordance with the procedures set forth below).  This rolled forward historical cost will then be divided by the total historical number of units for the current period to determine a prospective cost per unit for the next calendar year.

An additional adjustment, positive or negative, to the prospective cost per unit determined by either the Triennial Study or the two succeeding years may be negotiated between the parties.  The additional adjustment is for special projected costs or benefits of productivity, process improvements, inflation, loss of scale, and any other cost variation which was not included in the prior Triennial Study or the succeeding roll forward.

The credit for Fund Company Administrative Expense Service Shares will be redetermined annually to reflect historical amounts of reimbursement relating to Reinsured Contracts, current period number of units, and changes in contractual arrangements with Fund Companies.

The combined prospective unit cost, additional adjustment and Fund Company Administrative Expense Service Shares credit is the Annual Expense Reimbursement Factor.  The Expense Allowance will be determined quarterly and billed to the Reinsurer in three equal installments during the quarter at the end of the month.  Each installment will be determined by multiplying the actual number of units at the beginning of the quarter covered by this Agreement times the Annual Expense Reimbursement Factor (divided by twelve).

(d)           Review of Documents.  Following the delivery of the Annual Expense Reimbursement Factor Documents or the Triennial Study Documents, as applicable, the Company shall (i) provide to the Reinsurer or its designated representative copies of such additional work papers and other documents relating to its preparation of the Annual Expense Reimbursement Factor Report or Triennial Study, as applicable, as the Reinsurer or its designated representative may reasonably request, including, without limitation, claims files and practices and (ii) cooperate with, and make its personnel and facilities reasonably available to, the Reinsurer and the Reinsurer’s designated representative for the purpose of providing such other information as the Reinsurer or the Reinsurer’s designated representative may reasonably request concerning Annual Expense Reimbursement Factor Documents or the Triennial Study Documents, as applicable, and the calculation of the Annual Expense Reimbursement Factor.

(e)           Notice of Disagreement.  In the event that the Reinsurer has any disagreement with any of the Annual Expense Reimbursement Factor Documents or the Triennial Study Documents, as applicable, the Reinsurer shall give written notice of all such disagreements (a “Notice of Disagreement”) to the Company within thirty (30) days after the Annual Expense Reimbursement Factor Documents or the Triennial Study Documents, as applicable, are delivered to the Reinsurer.  Any Notice of Disagreement shall set forth each item in disagreement and shall provide reasonable specificity as to the basis for each disagreement and shall specify the total adjustment to the Annual Expense Reimbursement Factor, as proposed by the Company as a result of such items in disagreement.

(f)            Dispute Resolution.  If the Reinsurer does not deliver a Notice of Disagreement to the Company within such thirty (30) day period, the Annual Expense Reimbursement Factor Documents and the Triennial Study Documents, as applicable, shall be final and binding upon the parties hereto and shall constitute the final calculation of the Annual Expense Reimbursement Factor for the next calendar year.  If the Reinsurer delivers a Notice of Disagreement to the Company within such thirty (30) day period, the parties shall (and shall cause their respective designated representatives to) negotiate in good faith to resolve all disagreements as promptly as practicable.  Any changes in the Annual Expense Reimbursement Factor, if any, that are agreed to by the Company and the Reinsurer within sixty (60) days of the aforementioned delivery of the Annual Expense Reimbursement Factor Documents or the

Triennial Study Documents, as applicable, shall be incorporated into a final calculation of the Annual Expense Reimbursement Factor.  If the parties and their respective designated representatives are unable to resolve all disagreements within sixty (60) days of delivery of the Annual Expense Reimbursement Factor Documents or the Triennial Study Documents, as applicable, then all unresolved disagreements will be submitted within ten (10) days after the end of such sixty (60) day period for resolution in accordance herewith to an independent certified public accounting firm of national standing and reputation (the “Accounting Firm”) mutually acceptable to the Company and the Reinsurer.  The parties shall cooperate in good faith with the Accounting Firm and shall give the Accounting Firm access to all data and other information requested by the Accounting Firm for purposes of such resolution.  The Accounting Firm shall, within thirty (30) days after its engagement, deliver to the Company and the Reinsurer a definitive calculation of the Annual Expense Reimbursement Factor, which shall be final and binding upon the parties hereto and shall be so reflected in the calculation of the Annual Expense Reimbursement Factor.  The Company and the Reinsurer shall each pay one-half of the fees and expenses of the Accounting Firm.

(g)           Expense Allowance Pending Resolution.  In the event of a dispute with respect to any Annual Expense Reimbursement Factor for the next succeeding Calendar year, the Company and the Reinsurer agree that the Annual Expense Reimbursement Factor then in effect under this Agreement shall remain in effect pending resolution of such dispute and adjustment, if any, in accordance with the dispute resolution procedure set forth in paragraph (f) above.

SCHEDULE G - PART I

INITIAL REPORT

1.SAP General Account Reserves		$

2.Ceding Commission:
A.Excess SAP General Account Reserves over GAAP net reserves for General Account Liabilities:

1)Total SAP General Account Reserves	$
2)Total GAAP net reserves for General Account Liabilities	$
Excess SAP Reserves over GAAP Reserves (A1-A2)		$

B.Present Value of Future Profits (PVFP)		$
C.Deferred Acquisition Costs (DAC)		$
D.Asset Book Value Difference —Measured as of close of business the day preceding the Inception Date
1)Asset Book Value (GAAP basis)	$
2)Asset Book Value (SAP basis)	$
Excess Asset Book Value (D1-D2)		$
Total Ceding Commission (A+B+C+D)		$

3.Accrued Interest on Assets as of the day before Inception Date
$
4.Investment Cash Flows on the Assets from the Inception Date through the Closing Date		$
Net Due Reinsurer (1-2-3+4)		$

SCHEDULE G - PART II

DAILY SETTLEMENT REPORT

Settlement Amount

	Current Day	Quarter-To-Date
1.Premium/Deposits Received from Contractholders	$	$

2.Net Sales/Redemptions of UIT Shares	$	$

3.Net Purchases of UIT Shares	$	$

4.Payments to Contractholders from Policy Owner Services	$	$

5.Payment to Contractholder Beneficiaries for claims	$	$

[1+2-3-4-5]	$	$

SCHEDULE G - PART III

MONTHLY SETTLEMENT REPORT

Settlement Amount	Current Month Estimate	Quarter-To-Date
1.Mortality and Expense Charges	$	$

2.Premium Taxes	$	$

3.Expense Factor	$	$

4.Ceded Reinsurance Premiums	$	$

5.Ceded Reinsurance Benefits/Recoverables	$	$

6.Commissions and Other Fees or Compensation Paid: Trail and Add On (See Schedule J)	$	$

7.Insolvency Fund or Similar Assessments Paid	$	$

8.Other	$

[1-2–3-4+5-6–7-8]	$	$

SCHEDULE G - PART IV

QUARTERLY SETTLEMENT REPORT

			Previously Reported	Actual Quarter Results	True Up
	Daily Settlement Reconciliation
1	1	Premiums

		UIT Sales and Purchases
2	2	Customer Transfers (Net)
3	3	Redemption of Shares for Surrender Charges
4	3	Redemption of Shares for Rider Fees and Loads
5	5	Corrections and Gain/Loss

		Payments to Contractholders and Beneficiaries
6	6	Surrenders and Withdrawals
7	7	Return of Premium-Freelooks
8	8	Death Benefits (Standard and Enhanced)

9	9	Net (+1 +/-2 +3+4+/-5-6-7-8)

	Monthly Settlement Reconciliation
10	10	Mortality & Expense Charges
11	11	Premium Taxes
12	12	Expense Factor
13	13	Ceded Reinsurance Premium
14	14	Ceded Reinsurance Benefits/Recoverables
15	15	Commissions and other Fees or Compensation Paid
16	16	Insolvency Fund or Similar Assessments Paid
17	17	Extra Contractual Liabilities Paid
18	18	Other

19	19	Net (+10-11-12-13+14-15-16-17+/-18)

20	20	Quarterly Settlement (9+19)

	MODCO Adjustment Reconciliation
21	21	Beginning Separate Account Reserves
22	22	UIT Sales and Purchases (+/-2 +3+4+/-5)
23	23	Mortality & Expense Charges (10)
24	24	UIT Appreciation
25	25	Ending Separate Account Reserves (+21-22-23+/-24)

SCHEDULE G - PART V

ANNUAL REPORT

The following in the same level of detail as the quarterly settlements:
1. Premiums
2. UIT Sales and Purchases
3. Payments to Contractholders and Beneficiaries
4. Premiums Taxes
5. Commissions and Other Fees or Compensation Paid
Other information required to complete accounting and reporting:
6. Expense allowance accrual at year end
7. DAC and PVFP, as applicable
8. Modco reserve to support completion of Schedule S and RBC

SCHEDULE H

FORM OF TRUST AGREEMENT

SCHEDULE I

ELIGIBLE SECURITIES

                Assets of the types for which an Illinois-domiciled life insurance company could obtain full statutory reserve credit under statutory accounting practices prescribed or permitted by the Director of Insurance of the State of Illinois.

SCHEDULE J

COMMISSIONS

PRODUCT	MAXIMUM STANDARD COMMISSION*	MAXIMUM TRAIL COMMISSION**
CVA NY	6.0%	0.01666%
Choice NY	7.0%	0.08333%
Selections NY	6.0%	0.08333%

*Each percentage listed is an aggregate percentage of purchase payments made by the contract owner.

**Trail commissions shown are monthly rates.

Wholesaling Variable Compensation

PRODUCT	RSG	IAN	GFA	IBG
CVA NY	60bps	0	390bps	50bps
Choice NY	70bps	130bps	360bps	50bps
Selections NY	45bps	130bps	360bps	50bps

Firm Marketing Related Expense Reimbursements

Firm	Expense Reimbursement for Add On Premium	Expense Reimbursement on Inforce (annual rates)
ABN AMRO	25bps on Choice & Selections
AG EDWARDS		10bps on VA’s > 1 year old
BANK OF AMERICA	25bps on Choice & Extra	0bps on VA’s — Yrs 0-2; 5bps on Choice, Extra, Selections — Yrs 3-5; 10bps on Choice, Extra, Selections — Yrs 6+.
CHASE	15bps on Foundation	5bps on Choice, Extra, Selections > 2 Yrs old.
FLEET QUICK & REILLY		8bps on Choice, Choice NY, Extra, Selections > 1 Yr old.
RAYMOND JAMES	15bps on Choice & Extra
SALOMON SMITH BARNEY	50bps Excess Comp on Choice; 25bps Excess Comp on Extra & Selections	4bps on VA’s > 1 Yr old

WACHOVIA SECURITIES LLC	20bps on Choice, Extra, & Selections; 10bps on Freedom	5bps on Choice, Extra, Selections > 1 Yr old
ESSEX	25bps on Choice, Extra, Freedom
COMERICA	5bps on Choice & Extra
FIRST ALLIED SECURITIES	15bps on Choice, Extra, Selections
FIRST TENNESSEE BANK	25bps on Choice & Extra
H&R BLOCK	5bps on Choice & Extra
HSBC	10bps on Choice, Extra, Freedom, Selections
LEGG MASON	25bps on Choice & Extra
LINSCO PRIVATE LEDGER	40bps on Choice, Extra, Freedom
MCDONALD/KEY	25bps on Choice & Extra
PRIMEVEST	20bps on Choice & Extra
RBC DAIN RAUSCHER INC	25bps on Choice & Extra
UBS PAINEWEBBER	20bps on Choice, Extra, Freedom	5bps on VA’s — 4/1/97 — 9/30/00 Block
USB PIPER JAFFRAY	25bps on Choice, Extra, Selections
UVEST	25bps on Choice & Extra
FINTEGRA	15bps on Choice & Extra
IFMG	25bps on Choice, Extra, Selections
STANFORD GROUP	15bps on Choice & Extra
WASHINGTON MUTUAL	25bps on Choice

Ceding Company Marketing Allowance on Add-On Premiums: 78bps